Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

Any and All Outstanding Shares of Common Stock

of

THE NEW HOME COMPANY INC.

at

$9.00 PER SHARE, NET IN CASH

by

NEWPORT MERGER SUB, INC.

a wholly owned subsidiary of

NEWPORT HOLDINGS, LLC

and

APOLLO MANAGEMENT IX, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY

TIME, ON SEPTEMBER 8, 2021 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON

SEPTEMBER 7, 2021), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Newport Merger Sub, Inc., a Delaware corporation (the “Offeror”), and a wholly owned subsidiary of Newport Holdings, LLC, a Delaware limited liability company (“Parent”), is offering to purchase any and all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of The New Home Company Inc., a Delaware corporation (“The New Home Company” or the “Company”), at a purchase price of $9.00 per Share, net to the holders thereof, in cash, without interest thereon and less any applicable tax withholding (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time in accordance with the Merger Agreement described below, collectively constitute the “Offer”). Parent and the Offeror are controlled by certain funds managed by Apollo Management IX, L.P. (“Management IX”).

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of July 23, 2021, by and among the Company, Parent and the Offeror (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Offeror will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). At the closing of the Merger (the “Merger Closing”), each outstanding share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than Shares owned directly by the Company (or any wholly owned subsidiary of the Company), Parent, the Offeror or any of their respective affiliates, in each case immediately before the Effective Time, and Shares owned by any stockholders who have properly demanded their appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)), will be canceled and automatically converted into the right to receive cash in an amount equal to the Offer Price. From and after the Merger Closing, all such Shares will no longer be outstanding and will cease to exist. As a result of the Merger, the Shares will cease to be publicly traded, and the Company will become a wholly owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the “Transactions.”

The Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger Agreement and the Transactions, including the Offer and Merger, are advisable, fair to and in the best interests of, the Company and its stockholders, and declared it advisable, for the Company to enter into the Merger Agreement, (b) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement, and the consummation of the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions contained in the Merger Agreement, (c) resolved that the Merger Agreement and the Merger will be governed by Section 251(h) of the DGCL and (d) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the Company’s stockholders accept the Offer and tender their Shares to the Offeror pursuant to the Offer.

There is no financing condition to the Offer. The Offer is subject to the satisfaction of the “Minimum Condition” and other conditions described in Section 13—“Conditions of the Offer.” If the number of Shares tendered in the Offer is insufficient to cause the Minimum Condition to be satisfied or if any of the other conditions of the Offer is not satisfied upon expiration of the Offer (taking into account any extensions thereof), then (i) neither the Offer nor the Merger will be consummated and (ii) the Company stockholders will not receive the Offer Price pursuant to the Offer or any Merger Consideration (as defined below) pursuant to the Merger. A summary of the principal terms of the Offer appears on pages 1 through 9 of this Offer to Purchase under the heading “Summary Term Sheet.” This Offer to Purchase and the Letter of Transmittal each contain important information and you should read this Offer to Purchase and the other documents to which this Offer to Purchase refers carefully before deciding whether to tender your Shares.

August 10, 2021

Important

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must (a) follow the procedures described in Section 3—“Procedures for Tendering Shares” or (b) if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and request that they effect the transaction for you and tender your Shares.

If you desire to tender your Shares to the Offeror pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary and Paying Agent (as defined below) by the expiration of the Offer, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase.

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

* * *

Questions and requests for assistance may be directed to Okapi Partners LLC, the “Information Agent” for the Offer, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the SEC at www.sec.gov. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

The Information Agent for the Offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (888) 785-6707

Email: info@okapipartners.com

* * *

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or the transactions contemplated thereby or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

* * *

No person has been authorized to give any information or to make any representation on behalf of Parent or the Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Parent, the Offeror, the Depositary and Paying Agent or the Information Agent for the purpose of the Offer.

Summary Term Sheet

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase or the Letter of Transmittal. We have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning the Company (as defined below) contained herein and elsewhere in this Offer to Purchase has been provided to Parent (as defined below) and the Offeror (as defined below) by the Company or has been taken from, or is based upon, publicly available documents or records of the Company on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer (as defined in the “Introduction” to this Offer to Purchase). Although Parent and the Offeror have no knowledge that would indicate that any such statements contained herein relating to the Company provided to Parent and the Offeror or taken from, or based upon, such documents and records filed with the SEC are inaccurate, Parent and the Offeror have not independently verified the accuracy and completeness of such information. The following are some questions you, as a stockholder of the Company, may have and answers to those questions. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer, the Merger Agreement (as defined below) and the other Transactions (as defined below) because the information in this summary term sheet is not complete. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to the Offeror.

Securities Sought	All issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of The New Home Company Inc., a Delaware corporation (the “Company”).

Price Offered Per Share	$9.00 per share, net to the holders thereof, in cash, without interest thereon and less any applicable withholding taxes (the “Offer Price”).

Scheduled Expiration Time	12:00 Midnight, New York City time, on September 8, 2021 (one minute after 11:59 P.M., New York City time, on September 7, 2021), unless the offer is extended or earlier terminated (the “Expiration Time”).

Offeror	Newport Merger Sub, Inc., a Delaware corporation (the “Offeror”) and a wholly owned subsidiary of Newport Holdings, LLC, a Delaware limited liability company (“Parent”). Parent is controlled by certain funds managed by Apollo Management IX, L.P. (“Management IX”).

The New Home Company’s Board of Directors Recommendation	The Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger Agreement and the Transactions (as defined below), including the Offer and Merger (as defined below), are advisable, fair to and in the best interests of, the Company and its stockholders, and declared it advisable, for the Company to enter into the Merger Agreement, (b) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement, and the consummation of the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions contained in the Merger Agreement, (c) resolved that the Merger Agreement and the Merger will be governed by Section 251(h) of the DGCL and (d) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the Company’s stockholders accept the Offer and tender their Shares to the Offeror pursuant to the Offer.

Who is offering to buy my securities?

The Offeror is offering to purchase for cash all of the outstanding Shares. The Offeror is a Delaware corporation that was formed for the sole purpose of making the Offer and effecting the transaction in which Offeror will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”) pursuant to that certain Agreement and Plan of Merger, dated as of July 23, 2021, by and among the Company, Parent and the Offeror (as it may be amended from time to time, the “Merger Agreement”). The Offeror is a wholly owned subsidiary of Parent. Parent and the Offeror are controlled by certain funds managed by Management IX. See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning Offeror, Parent and Management IX.” The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the “Transactions.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See “Introduction” and Section 1—“Terms of the Offer.”

How much are you offering to pay for my securities, and what is the form of payment?

We are offering to pay $9.00 per Share, net to you in cash, without interest thereon, less any applicable tax withholding. If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in “book-entry” form in your name with the Company’s transfer agent) and you directly tender your Shares to American Stock Transfer & Trust Company, LLC (the “Depositary and Paying Agent”) in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

Will you have the financial resources to make payment?

Yes. The consummation of the Offer is not subject to any financing condition. The total amount of funds required by the Offeror and Parent to consummate the Offer and to provide funding for the Merger is approximately $173 million, plus related fees and expenses. The Offeror and Parent expect to fund such cash requirements from the proceeds from an equity investment contemplated pursuant to an equity commitment letter, dated July 23, 2021, that Parent has entered into in connection with the execution of the Merger Agreement (the “Equity Commitment Letter”) which provides for up to $190 million in aggregate of equity financing (“Equity Financing”). The Equity Financing contemplated by the Equity Commitment Letter is subject to the satisfaction of various customary conditions. See Section 12—“Sources and Amount of Funds” of this Offer to Purchase.

Is your financial condition material to my decision to tender in the Offer?

We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) we were organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger, (b) the Offer is being made for any and all of the issued and outstanding Shares of the Company solely for cash, (c) the Offer is not subject to any financing condition, (d) the Offer is being made for any and all of the outstanding Shares of the Company, (e) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares (other than Shares owned by the Company or its affiliates, Shares owned by any direct or indirect wholly owned subsidiary of the Company or affiliates of such subsidiary or Shares owned by Parent, the Offeror or their affiliates, in each case immediately before the effective time of the Merger (the “Effective Time”) (collectively, the “Cancelled Shares”), and Shares owned by any stockholders who have properly demanded their appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) for cash at the same price per share as the Offer Price in the Merger and (f) we have all of the financial resources, including committed equity financing, sufficient to finance the Offer and the Merger. See Section 12—“Sources and Amount of Funds.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•

the number of Shares validly tendered (and not withdrawn in accordance with the terms of the Offer) and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL) immediately prior to the Expiration Time (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h) of the DGCL), together with any Shares then owned by the Offeror, Parent and any of their respective affiliates, representing at least a majority of all then outstanding Shares as of the Expiration Time (the “Minimum Condition”);

•

the absence of any law or order (including any injunction or other judgment) enacted, issued or promulgated by any governmental authority of competent and applicable jurisdiction that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of the Shares by Parent or the Offeror, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or the Offeror, or the Merger;

•

the accuracy of the Company’s representations and warranties contained in the Merger Agreement (subject, in certain cases, to de minimis, materiality and Company Material Adverse Effect (as defined in the Merger Agreement and described in Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents”) qualifiers) (the “Representations Condition”);

•

the Company’s performance or compliance with its agreements, obligations and covenants as required under the Merger Agreement in all material respects and such failure to comply or perform shall not have been cured by the Expiration Time (the “Covenants Condition”);

•

the absence, since the date of the Merger Agreement, of any state of facts, change, condition, occurrence, effect, event, circumstance or development that has had or would reasonably be expected to have a Company Material Adverse Effect (the “MAE Condition”);

•

Parent’s receipt of a certificate signed on behalf of the Company by its chief executive officer, certifying that the Representation Condition, the Covenants Condition and the MAE Condition are satisfied as of immediately prior to the Effective Time;

•	the Merger Agreement has not been terminated pursuant to its terms (the “Termination Condition”);

•

the completion of a 15 consecutive calendar day marketing period (subject to certain blackout periods and other limitations described in the Merger Agreement) for the debt financing (the “Marketing Period”) in accordance with the Merger Agreement (which, as noted below, was satisfied as of August 3, 2021); and

•

Parent’s receipt of audited financial statements for the Company and its subsidiaries for the two most recently completed fiscal years ended at least 90 days before the applicable funding date of the Debt Financing and unaudited financial statements for the Company and its subsidiaries for each subsequent fiscal quarter ended at least 45 days before the applicable funding date of the Debt Financing (as defined in “Section 12—“Sources and Amount of Funds”), in each case prepared in accordance with generally accepted accounting principles (which has been satisfied as of the second fiscal quarter).

On August 3, 2021, the Consent Solicitation Triggering Event (as defined in “Section 12—“Sources and Amount of Funds”) occurred and the Marketing Period automatically ended on the same date pursuant to the terms of the Merger Agreement, and therefore the condition to the Offer related to the Marketing Period was satisfied. See Section 12 – “Sources and Amount of Funds.”

All of the conditions to the Offer must be satisfied or waived at or prior to the Expiration Time. See Section 13 – “Conditions of the Offer.”

Is there an agreement governing the Offer?

Yes. The Company, Parent and the Offeror have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms of the Offer and the Offer Conditions (as defined in Section 1—“Terms of the Offer”), and, following the consummation of the Offer, the Merger. See Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents.”

What does the Company Board think about the Offer?

The Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger Agreement and the Transactions, including the Offer and Merger, are advisable, fair to and in the best interests of, the Company and its stockholders, and declared it advisable, for the Company to enter into the Merger Agreement, (b) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement, and the consummation of the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions contained in the Merger Agreement, (c) resolved that the Merger Agreement and the Merger will be governed by Section 251(h) of the DGCL and (d) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the Company’s stockholders accept the Offer and tender their Shares to the Offeror pursuant to the Offer (such recommendation, the “Board Recommendation”).

See “Introduction” and Section 10—“Background of the Offer; Contacts with the Company”, Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents” and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the SEC in connection with the Offer, a copy of which (without certain exhibits) is being furnished to the Company’s stockholders concurrently herewith.

Has the Company Board received a fairness opinion in connection with the Offer and the Merger?

Yes. Citigroup Global Markets Inc. (“Citi”), the financial advisor to the Company Board, has rendered to the Company Board an oral opinion, on July 22, 2021, which was subsequently confirmed by a written opinion, dated July 23, 2021, to the effect that, as of the date of such opinion and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth therein, the Offer Price and the Merger Consideration to be received by holders of Shares in the Transactions, as applicable, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of Citi’s written opinion, which describes the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Citi in preparing its opinion, will be included as an annex to the Schedule 14D-9. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

How long do I have to decide whether to tender in the Offer?

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must comply with the procedures described in this Offer to Purchase and the Letter of Transmittal, as applicable, by the Expiration Time. The term “Expiration Time” means 12:00 Midnight, New York City time, on September 8,

2021 (one minute after 11:59 P.M., New York City time, on September 7, 2021), unless the Offeror or Parent has extended the initial offering period of the Offer, pursuant to the terms of the Merger Agreement, in which event the term “Expiration Time” means the latest time and date at which the offering period of the Offer, as so extended by the Offeror or Parent, will expire.

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer and you cannot deliver everything that is required in order to make a valid tender by the Expiration Time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”) may guarantee that the missing items will be received by the Depositary and Paying Agent within two New York Stock Exchange LLC (“NYSE”) trading days. For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items within such two-trading-day period. As used in this Offer to Purchase, “trading day” means any day on which NYSE is open for business. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Tendering Shares.”

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact their nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms:

•

if on any date as of which the Offer is scheduled to expire, any of the Offer Conditions has not been satisfied or waived, we will extend the Offer on one or more occasions in consecutive periods of five business days each (or any other period as may be approved in advance by the Company) in order to permit satisfaction of all of the Offer Conditions; except that, if the sole remaining unsatisfied condition to the Offer is the Minimum Condition, the Offeror will not be required to extend the Offer for more than three occasions in consecutive periods of five business days each (or such other duration as Parent, the Offeror and the Company may agree);

•

we will extend the Offer for the minimum period required by applicable law, including any rule, regulation, interpretation or position of the SEC or its staff or the NYSE or as may be necessary to resolve any comments of the SEC or its staff or the NYSE, in each case, as applicable to the Offer Documents (as defined below);

•

we will extend the Offer if, at the then-scheduled Expiration Time, the Company brings or has brought any action in accordance with the applicable provisions of the Merger Agreement to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or the Offeror, (x) for the period during which such action is pending or (y) by such other time period established by the court presiding over such action, as the case may be; and

•

we may, in our sole discretion, extend the Offer on up to three occasions in consecutive periods of five business days each (or such other duration as Parent and the Company may agree) if on any date as of which the Offer is scheduled to expire, (A) (1) the full amount of the Debt Financing (as defined in “Section 12—“Sources and Amount of Funds” below) (other than with respect to any revolving credit facility thereunder) has not been funded and will not be available to be funded at the consummation of the Offer, and (2) the Consent Solicitation Triggering Event (as defined in Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents” below) has not occurred and (B) Parent and the Offeror agree that (i) the Company may terminate the Merger Agreement as a result of the Offeror failing to consummate the Offer (where the conditions to the Offer have been satisfied or waived, other than those conditions to be satisfied at the time of the irrevocable acceptance for payment by the Offeror of Shares (the “Acceptance Time”)) and receive a cash termination fee of $15,000,000 (the “Parent Termination Fee”) and (ii) solely with respect to both (x) any payment of the Parent Termination Fee as described in (i) above and (y) the Offeror’s obligation to consummate the Offer, the Representations Condition (other than with respect to certain fundamental representations and warranties of the Company), the MAE Condition and the Covenants Condition (other than with respect to any willful or material breach) following the date of delivery of such notice of extension), will be deemed to have been satisfied or waived at the Expiration Time; provided that the Offeror is not permitted to extend the Offer to a date later than the Outside Date (as the Outside Date may be extended under the Merger Agreement). On August 3, 2021, the Consent Solicitation Triggering Event occurred, and Offeror’s right to extension described in this paragraph is no longer applicable.

Notwithstanding the foregoing, in no event are we required to extend the Offer beyond 11:59 P.M., New York City time, on the Outside Date. The “Outside Date” is January 23, 2022, except that, if the Marketing Period has commenced but not yet been completed at the time of the Outside Date, the Outside Date will be extended to the date that is the earlier of (i) five business days following the then-scheduled end date of the Marketing Period and (ii) 15 business days following the original Outside Date. On August 3, 2021, the Marketing Period automatically ended pursuant to the terms of the Merger Agreement, and therefore the extension of the Outside Date described in the immediately preceding sentence is no longer applicable.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary and Paying Agent for the Offer, of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the business day after the day on which the Offer was scheduled to expire.

Have any stockholders already agreed to tender their Shares in the Offer?

Yes. In connection with the execution of the Merger Agreement, Parent and the Offeror have entered into a tender and support agreement with certain stockholders of the Company, including its current directors and executive officers and certain affiliated entities, Tom Redwitz, Joseph Davis and IHP Capital Partners VI, LLC, (collectively, the “Supporting Stockholders”), who collectively held Shares representing approximately 30% of the voting power represented by the issued and outstanding Shares as of August 4, 2021 (collectively, the “Tender and Support Agreement”). The Tender and Support Agreement provides, among other things, that the Supporting Stockholders will validly and irrevocably tender all of their Shares held by such Supporting Stockholder over which such Supporting Stockholder holds sole voting and dispositive power in the Offer. Each of Support Stockholders has the right to terminate the Tender and Support Agreement under certain circumstances, and IHP Capital Partners VI, LLC may terminate the Support Agreement in the event of a Company Change of Board Recommendation (as defined in the Merger Agreement). See Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents” for more information.

How do I tender my Shares?

If you wish to accept the Offer and:

•

you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal;

•

you are a record holder (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in “book entry” form in your name with the Company’s transfer agent), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) or an Agent’s Message (as defined in Section 3—“Procedures for Tendering Shares”) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent. These materials must reach the Depositary and Paying Agent before the Offer expires; or

•

you are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary and Paying Agent before the Offer expires, you may be able to obtain two additional NYSE trading days to tender your Shares using the enclosed Notice of Guaranteed Delivery.

See the Letter of Transmittal and Section 3—“Procedures for Tendering Shares” for more information.

May I withdraw Shares I previously tendered in the Offer? Until what time may I withdraw tendered Shares?

Yes. You may withdraw previously tendered Shares any time prior to the Expiration Time, and, if not previously accepted for payment, at any time after October 9, 2021, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, by following the procedures for withdrawing your Shares in a timely manner. To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary and Paying Agent for the Offer, while you have the right to withdraw the Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee prior to the Expiration Time to arrange for the withdrawal of your Shares in a timely manner. See Section 4—“Withdrawal Rights.”

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described herein, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares pursuant to the Offer, without interest and less any applicable tax withholding.

Subject to certain conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur.

Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote by the stockholders of the Company will be required in connection with the consummation of the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. See Section 7—“Certain Effects of the Offer.”

Will there be a subsequent offering period?

No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur as promptly as practicable following the consummation of the Offer without a subsequent offering period.

Are appraisal rights available in either the Offer or the Merger?

No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger with respect to Shares not tendered in the Offer if such stockholders properly perfect their right to seek appraisal under the DGCL. See Section 16—“Appraisal Rights.”

If the Offer is completed, will the Company continue as a public company?

No. Following the purchase of Shares tendered, we expect to promptly consummate the Merger in accordance with Section 251(h) of the DGCL, and no stockholder vote by the stockholders of the Company will be required in connection with the consummation of the Merger. If the Merger occurs, the Company will no longer be publicly owned. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive, as a result and following completion of the Merger, the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer.

What are your plans for the Company after the Merger?

We expect that, following consummation of the Merger and the other Transactions, the operations of The New Home Company Inc., the surviving corporation in the Merger (the “Surviving Corporation”), will be conducted substantially as they currently are being conducted, other than as a result of ceasing to be a public company. We do not have any current intentions, plans or proposals to cause any material changes in the Surviving Corporation’s business, other than in connection with the Company’s current strategic planning.

Nevertheless, the management and/or the board of directors of the Surviving Corporation may initiate a review of the Surviving Corporation to determine what changes, if any, would be desirable following the Offer and the Merger to enhance the business and operations of the Surviving Corporation and may cause the Surviving Corporation to engage in certain extraordinary corporate transactions, such as reorganizations, mergers or sales or purchases of assets, if the management and/or board of directors of the Surviving Corporation decide that such transactions are in the best interest of the Surviving Corporation upon such review. See Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents.”

What is the market value of my Shares as of a recent date?

The Offer Price of $9.00 per Share represents a premium of approximately 85% over the closing price of $4.86 per Share reported on NYSE on July 22, 2021, the last full trading day prior to the public announcement of the signing of the Merger Agreement, and a 51% premium to the 90-day volume weighted average price. On August 9, 2021, the last full trading day before the Offeror commenced the Offer, the closing price of the Shares reported on the NYSE was $8.92 per Share.

We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—“Price Range of Shares; Dividends.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer, as set forth in Section 13—“Conditions of the Offer,” are satisfied or, to the extent permitted, waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount in cash equal to the number of Shares you tendered multiplied by $9.00, without interest and less any applicable withholding taxes, promptly following the Expiration Time. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares.”

What are the U.S. federal income tax consequences of participating in the Offer?

A U.S. Holder (as defined in Section 5—“Certain U.S. Federal Income Tax Consequences”) that disposes of Shares pursuant to the Offer generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder is entitled to receive pursuant to the Offer and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer.

We believe that the Company is a USRPHC (as defined in Section 5 —“Certain U.S. Federal Income Tax Consequences”). If the Company is a USRPHC, a Non-U.S. Holder (as defined in Section 5—“Certain U.S. Federal Income Tax Consequences”) may be subject to United States federal income tax on any gain recognized upon the disposition of Shares pursuant to the Offer, if (i) the Shares are not “regularly traded on an established securities market, or (ii) the Shares are “regularly traded on an established securities market,” and the Non-U.S. Holder held, directly, indirectly or constructively, at any time during such period, more than 5% of the issued and outstanding Shares. See Section 5—“Certain U.S. Federal Income Tax Consequences” of this Offer to Purchase.

The Company’s stockholders are urged to read carefully Section 5—“Certain U.S. Federal Income Tax Consequences” and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances of exchanging their Shares pursuant to the Offer or exchanging Shares pursuant to the Merger, including the consequences under any applicable state, local, non-U.S. or other tax laws. See Section 5—“Certain U.S. Federal Income Tax Consequences.”

What will happen to my stock options in the Offer and the Merger?

The Offer is made only for Shares and is not being made for any outstanding options to purchase Shares (each, a “Company Option”). However, pursuant to the Merger Agreement, immediately prior to the Effective Time, each Company Option that is outstanding and unexercised, whether vested or unvested, will by virtue of the Merger automatically and without any action on the part of the Company, Parent or any holder thereof, be canceled and terminated and converted into the right to receive from the Surviving Corporation as promptly as practicable after the Effective Time an amount in cash equal to the product of (a) the aggregate number of Shares underlying such Company Option immediately prior to the Effective Time multiplied by (b) an amount equal to (i) the Merger Consideration less (ii) the exercise price per share of such Company Option, without interest and less any applicable withholding taxes. Any Company Option which has an exercise price per share that is greater than the Merger Consideration will be cancelled without consideration.

What will happen to my restricted stock unit awards in the Offer and the Merger?

The Offer is made only for Shares and is not being made for any outstanding awards of restricted stock units (the “Company RSU Awards,” and together with the Company Options, the “Company Equity Awards”). However, pursuant to the terms of the Merger Agreement, immediately prior to the Effective Time, each Company RSU Award that is outstanding immediately prior thereto will by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive from the Surviving Corporation an amount in cash equal to the product of (a) the Merger Consideration multiplied by (b) the aggregate number of Shares underlying such Company RSU Award immediately prior to the Effective Time, without interest and less any applicable withholding taxes, which will be paid (i) with respect to any non-employee director of the Company, as promptly as practicable after the Effective Time, and (ii) with respect to any other individual, as promptly as practicable (and in no event later than the next regularly scheduled payroll date) after the earlier of the nine-month anniversary of the Effective Time and the date on which the Company RSU Award (or portion thereof) was scheduled to vest in accordance with its terms as in effect as of immediately prior the Effective Time, in each case, subject to such individual’s continued employment with the Surviving Corporation or Parent or its subsidiaries through such earlier date (subject to earlier payment upon certain qualifying terminations of employment).

What will happen to my cash-based performance awards in the Offer and the Merger?

Outstanding cash-based performance awards (the “Company Performance Awards”) are not affected by the Offer. However, pursuant to the terms of the Merger Agreement, the Surviving Corporation will, or Parent will cause the Surviving Corporation to, pay to each holder of a Company Performance Award the target value of such Company Performance Award (less any applicable withholding taxes) as promptly as practicable (and in no event later than the next regularly scheduled payroll date) after the earlier of (i) the nine-month anniversary of the

Effective Time and (ii) the date on which such Company Performance Award (or the applicable portion thereof) was scheduled to vest in accordance with its terms as in effect as of immediately prior to the Effective Time, subject to such holder’s continued employment with the Surviving Corporation (or Parent or its subsidiaries) through such earlier date (subject to earlier payment upon certain qualifying terminations of employment).

Whom can I contact if I have questions about the Offer?

For further information, you can call Okapi Partners LLC, the Information Agent for the Offer. Banks and Brokerage Firms, please call: (212) 297-0720 . Stockholders and all others call toll-free: (888) 785-6707.

To: Holders of Shares of Common

Stock of The New Home Company:

Introduction

Newport Merger Sub, Inc., a Delaware corporation (the “Offeror”), a wholly owned subsidiary of Newport Holdings, LLC, a Delaware limited liability company (“Parent”), which is controlled by certain funds managed by Apollo Management IX, L.P. (“Management IX”), hereby offers to purchase any and all of the outstanding shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of The New Home Company Inc., a Delaware corporation (“The New Home Company” or the “Company”), at a purchase price of $9.00 per Share, net to the holders thereof, in cash, without interest thereon, less any applicable tax withholding (the “Offer Price”) upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal,” together with this Offer to Purchase, as each may be amended or supplemented from time to time in accordance with the Merger Agreement described below, collectively constitute the “Offer”). The Company has informed us that as of August 4, 2021, the Support Stockholders (as defined below) collectively beneficially owned approximately 30% of the then-outstanding shares, which Shares will be tendered, or caused to be tendered, by the Supporting Stockholders pursuant to the Offer in accordance with the Tender and Support Agreement.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of July 23, 2021, by and among the Company, Parent and the Offeror (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Offeror will merge with and into The New Home Company, with The New Home Company surviving as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, the Shares issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will cease to be publicly traded, and The New Home Company will become a wholly owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the “Transactions.”

If your Shares are registered in your name and you validly tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary and Paying Agent”), you will not be obligated to pay brokerage fees or commissions on the purchase of Shares by the Offeror. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among others things, the following: (a) the number of Shares validly tendered (and not properly withdrawn in accordance with the terms of this Offer) immediately prior to the Expiration Time (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as defined by Section 251(h)(6) of the General Corporation Law of the State of Delaware (the “DGCL”)), together with any Shares then owned by the Offeror, Parent and any of their respective affiliates, representing at least a majority of the then-outstanding Shares as of the Expiration Time (the “Minimum Condition”); (b) the absence of any law or order (including any injunction or other judgment) enacted, issued or promulgated by any governmental authority of competent and applicable jurisdiction that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of the Shares by Parent or the Offeror, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or the Offeror, or the Merger; (c) the accuracy of the Company’s representations and warranties contained in the Merger Agreement (subject, in certain cases, to de minimis, materiality and Company Material Adverse Effect qualifiers) (the “Representations Condition”); (d) the Company’s performance or compliance with its agreements, obligations and covenants as required under the Merger Agreement in all material respects and such failure to comply or perform shall not have been cured by the Expiration Time (the “Covenants Condition”); (e) the absence, since the date of the Merger Agreement, of any state of facts, change, condition, occurrence, effect, event, circumstance or development that has had or would reasonably be expected to have a Company Material Adverse Effect (the “MAE Condition”); (f) Parent’s receipt of a certificate signed on behalf of the Company by its chief executive officer, certifying that the Representation Condition, the Covenants Condition and the MAE Condition are satisfied as of immediately prior to the Effective Time; (g) the Merger Agreement has not been terminated pursuant to its terms (the “Termination Condition”); (h) the completion of a 15 consecutive calendar day marketing period (subject to certain blackout periods and other limitations described in the Merger Agreement) for the debt financing (the “Marketing Period”) in accordance with the Merger Agreement (which, as noted below, was satisfied as of August 3, 2021); and (i) Parent’s receipt of audited financial statements for the Company and its subsidiaries for the two most recently completed fiscal years ended at least 90 days before the applicable funding date of the Debt Financing and unaudited financial statements for the Company and its subsidiaries for each subsequent fiscal quarter ended at least 45 days before the applicable funding date of the Debt Financing (as defined in “Section 12—“Sources and Amount of Funds”), in each case prepared in accordance with generally accepted accounting principles (which has been satisfied as of the second fiscal quarter). On August 3, 2021, the Consent Solicitation Triggering Event (as defined in “Section 12—“Sources and Amount of Funds”) occurred and the Marketing Period automatically ended on the same date pursuant to the terms of the Merger Agreement, and therefore the condition to the Offer related to the Marketing Period was satisfied. See Section 12 – “Sources and Amount of Funds.” Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Offeror and Parent expressly reserve the right to increase the Offer Price, waive any Offer Condition (other than as set forth below), in whole or in part, or to make any other changes in the terms and Offer Conditions; provided, however, that pursuant to the Merger Agreement, the Offeror has agreed that it will not, without the prior written consent of the Company, (a) waive or modify the Minimum Condition or the Termination Condition, or (b) make any change in the terms of or Offer Conditions that (1) changes the form of consideration to be paid in the Offer, (2) decreases the Offer Price or the number of Shares sought in the Offer, (3) extends the Offer or the Expiration time, except as permitted by the Merger Agreement, (4) imposes conditions to the Offer other than those set forth in the Merger Agreement, or (5) amends any term or condition of the Offer in any manner that is adverse to the holders of the Shares. All of the conditions to the Offer must be satisfied or waived at or prior to the Expiration Time. All of the conditions to the Offer must be satisfied or waived at or prior to the Expiration Time. The Offer is also subject to certain other terms and conditions. See Section 13—“Conditions of the Offer.”

The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on September 8, 2021 (one minute after 11:59 P.M., New York City time, on September 7, 2021) or, if the Offer has been extended pursuant to and in accordance with the Merger Agreement, the date and time to which the Offer has been so extended. See Section 1—“Terms of the Offer,” Section 13—“Conditions of the Offer” and Section 15—“Certain Legal Matters; Regulatory Approvals.”

The Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger Agreement and the Transactions, including the Offer and Merger, are advisable, fair to and in the best interests of, the Company and its stockholders, and declared it advisable, for the Company to enter into the Merger Agreement, (b) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement, and the consummation of the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions contained in the Merger Agreement, (c) resolved that the Merger Agreement and the Merger will be governed by Section 251(h) of the DGCL and (d) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the Company’s stockholders accept the Offer and tender their Shares to the Offeror pursuant to the Offer    (such recommendation, the “Board Recommendation”).

For factors considered by the Company Board in connection with making its recommendation, see Item 4 of the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the U.S. Securities and Exchange Commission (the “SEC”), a copy of which (without certain exhibits) is being furnished to the Company’s stockholders concurrently herewith under the heading “Reasons for Recommendation of the Board.”

The Offer is being made pursuant to the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon filing of the Certificate of Merger or at such later date or time as Parent, Offeror and the Company may agree and specify in the Certificate of Merger (the “Effective Time”). At the Effective Time, each issued and outstanding Share (other than Shares owned by the Company or its affiliates, Shares owned by any direct or indirect wholly owned subsidiary of the Company or affiliates of such subsidiary or Shares owned by Parent, Offeror or their affiliates, in each case, immediately before the Effective Time (collectively, the “Cancelled Shares”), and Shares owned by any stockholders who have properly demanded their appraisal rights in accordance with Section 262 of the DGCL) will automatically be converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”). The Merger Agreement is more fully described in Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents.”

Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a tender offer for a public Delaware corporation, the stock irrevocably accepted for purchase pursuant to such tender offer and received by the depositary prior to the expiration of such tender offer, plus the stock otherwise owned by the consummating corporation equals at least such percentage of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to adopt a merger agreement under the DGCL or the target corporation’s certificate of incorporation, and each outstanding share of each class or series of stock that is the subject of such tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in such tender offer, the consummating corporation may effect a merger without a meeting or vote of the stockholders of the target corporation. Accordingly, if the Offer is consummated and as a result the number of Shares validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Time, together with any Shares then owned by the Offeror, Parent and any of their respective affiliates, represents a majority of the then-outstanding Shares, the Offeror will not seek the approval of the Company’s remaining public stockholders before effecting the Merger. Section 251(h) also requires that the Merger Agreement provide that such merger will be effected as soon as practicable subject to the conditions set forth in the Merger Agreement following the consummation of the tender offer. Therefore, the Company, Parent and the Offeror have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, but in any event no later than the business day immediately following the Acceptance Time. See Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents.”

No appraisal rights are available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders may be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures described under Section 262 of the DGCL. Such stockholder will not be entitled to receive the Offer Price or the Merger Consideration (in each case, without interest and less any applicable withholding taxes), but instead will be entitled to receive only those rights provided under Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 16—“Appraisal Rights.”

Citigroup Global Markets Inc. (“Citi”), the financial advisor to the Company Board, has rendered to the Company Board an oral opinion, on July 22, 2021, which was subsequently confirmed by a written opinion, dated July 23, 2021, to the effect that, as of the date of such opinion and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth therein, the Offer Price and the Merger Consideration to be received by holders of

Shares in the Transactions, as applicable, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of Citi’s written opinion, which describes the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Citi in preparing its opinion, will be included as an annex to the Schedule 14D-9. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

The Offeror has engaged American Stock Transfer & Trust Company, LLC to act as the depositary and paying agent for the Offer (the “Depositary and Paying Agent”). The Offeror has engaged Okapi Partners LLC to act as information agent for the Offer (the “Information Agent”). Parent will pay, or cause to be paid, all charges and expenses of the Depositary and Paying Agent, and the Information Agent.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at the Offeror’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

This Offer to Purchase, the related Letter of Transmittal and the other documents referred to in this Offer to Purchase contain important information and such documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

The Tender Offer

1.	Terms of the Offer

Upon the terms and subject to the satisfaction or, to the extent permitted, waiver of the Offer Conditions (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we have agreed in the Merger Agreement to accept for payment and pay for all Shares validly tendered and not properly withdrawn by the Expiration Time in accordance with the procedures described in Section 4—“Withdrawal Rights.” The term “Expiration Time” means 12:00 Midnight, New York City time, on September 8, 2021 (one minute after 11:59 P.M., New York City time, on September 7, 2021, unless the Offeror has extended the offering period of the Offer, pursuant to the terms of the Merger Agreement, in which event the term “Expiration Time” means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire. For purposes of the Offer, as provided under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13—“Conditions of the Offer” (the “Offer Conditions”). The Parent or Offeror may, subject to the terms and conditions of the Merger Agreement, terminate the Offer without purchasing any Shares if the conditions described in Section 13 are not satisfied or waived. See Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents—The Merger Agreement—Termination.”

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Offeror and Parent expressly reserve the right to increase the Offer Price, waive any Offer Condition (other than as set forth below), in whole or in part, or to make any other changes in the terms and Offer Conditions; provided, however, that pursuant to the Merger Agreement, the Offeror has agreed that it will not, without the prior written consent of the Company, (a) waive or modify the Minimum Condition or the Termination Condition, or (b) make any change in the terms of or Offer Conditions that (1) changes the form of consideration to be paid in the Offer, (2) decreases the Offer Price or the number of Shares sought in the Offer, (3) extends the Offer or the Expiration time, except as permitted by the Merger Agreement, (4) imposes conditions to the Offer other than those set forth in the Merger Agreement, or (5) amends any term or condition of the Offer in any manner that is adverse to the holders of the Shares.

The Merger Agreement provides, among other things, that with respect to the Offer Price and Merger Consideration (as defined in Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents”), if at any time on or after the date of the Merger Agreement and at or prior to the time the Offeror accepts Shares for payment, there is any change in the outstanding equity interests of the Company that occurs as a result of any reorganization, reclassification, recapitalization, stock split, reverse stock split, subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, the Offer Price will be equitably adjusted to provide the holders of the Shares the same economic effect as contemplated by the Merger Agreement prior to such action.

Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, (a) if any of the Offer Conditions has not been satisfied or waived, the Offeror will extend the Offer on one or more occasions in consecutive periods of five business days each (or any other period as may be approved in advance by the Company) in order to permit satisfaction of all of the Offer Conditions, provided that if the sole remaining unsatisfied Offer Condition is the Minimum Condition, Offeror will not be required to extend the Offer for more than three occasions in consecutive periods of five business days each (or such other duration as the parties agree), (b) the Offeror will extend the Offer for the minimum period required by applicable law, including any rule, regulation, interpretation or position of the SEC or its staff or the NYSE or as may be necessary to resolve any comments of the SEC or its staff or the NYSE, in each case, as applicable to the Offer Documents, (c) the Offeror will extend the Offer if, at the then-scheduled Expiration Time, the Company brings or has brought any action in accordance with the applicable provisions of the Merger Agreement to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or the Offeror, (x) for the period during which such action is pending or (y) by such other time period established by the court presiding over such action, as the case may be; and (d) the Offeror may, in its sole discretion, extend the Offer on up to three occasions in consecutive periods of five business days each (or such other duration as Parent and the Company may agree) if on any date as of which the Offer is scheduled to expire, (A) (1) the full amount of the Debt Financing (as defined in “Section 12—“Sources and Amount of Funds” below) has not been funded and will not be available to be funded at the consummation of the Offer, and (2) the Consent Solicitation Triggering Event (as defined in “Section 12—“Sources and Amount of Funds” below) has not occurred and (B) Parent and the Offeror agree that (i) the Company may terminate the Merger Agreement as a result of the Offeror failing to consummate the Offer (where the Offer Conditions have been satisfied or waived, other than those conditions to be satisfied at the time of the irrevocable acceptance for payment by the Offeror of Shares (the “Acceptance Time”)) and receive a cash termination fee of $15,000,000 (the “Parent Termination Fee”) and (ii) solely with respect to both (x) any payment of the Parent Termination Fee as described in (i) above and (y) the Offeror’s obligation to consummate the Offer, the Representations Condition (other than with respect to certain fundamental representations and warranties of the Company), the MAE Condition and the Covenants Condition (other than in respect of any willful or material breach) following the date of delivery of such notice of extension), will be deemed to have been satisfied or waived at the Expiration Time, provided that the Offeror is not permitted to extend the Offer to a date later than the Outside Date (as the Outside Date may be extended under the Merger Agreement). On August 3, 2021, the Consent Solicitation Triggering Event occurred, and Offeror’s right to extension described in clause (d) of this paragraph is no longer applicable.

Notwithstanding the foregoing, in no event is the Offeror required to extend the Offer beyond 11:59 P.M., New York City time, on the Outside Date. The “Outside Date” is January 23, 2022, except that, if the Marketing Period has commenced but not yet been completed at the time of the Outside Date, the Outside Date will be extended to the date that is the earlier of (1) the five business days following the then-scheduled end date of the Marketing Period and (2) fifteen business days following the original Outside Date. See Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents—The Merger Agreement—Termination.” On August 3, 2021, the Marketing Period automatically ended pursuant to the terms of the Merger Agreement, and therefore the extension of the Outside Date described in the immediately preceding sentence is no longer applicable.

There can be no assurance that the Offeror will exercise any right to extend the Offer or that the Offeror will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously validly tendered and not properly withdrawn will remain subject to the Offer in accordance with its terms and subject to withdrawal rights. See Section 4—“Withdrawal Rights.”

If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, or otherwise. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC’s view, an offer to purchase should remain open for a minimum of five business days from the date a material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Expiration Time the Offeror decreases the number of Shares being sought or changes the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of that increase or change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of that 10th business day.

The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the Offer, any of the Offer Conditions set forth in Section 13—“Conditions of the Offer” have not been satisfied or upon the occurrence of any of the events set forth in Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents—The Merger Agreement—Termination.” Under certain circumstances, Parent and the Offeror may terminate the Merger Agreement and the Offer, but Parent and the Offeror are prohibited from terminating the Offer prior to any then-scheduled Expiration Time without the prior written consent of the Company, in its sole discretion, unless the Merger Agreement has been terminated in accordance with its terms.

The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15—“Certain Legal Matters; Regulatory Approvals.” See Section 13—“Conditions of the Offer” and Section 15—“Certain Legal Matters; Regulatory Approvals.” The reservation by the Offeror of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Offeror to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, promptly, by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligations of the Offeror under those rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to a national news service and making any appropriate filings with the SEC.

The Company has agreed to provide, or cause its transfer agent to provide, Parent and the Offeror with such assistance and such information available to the Company as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of the Shares, including a list of such holders, as of the most recent practicable date, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of the Shares (including updated lists of stockholders, mailing labels, listings or files of securities positions). This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the Offer Conditions (including, if the Offer is extended or amended in accordance with the terms of the Merger Agreement, the terms and conditions of any such extension or amendment), including satisfaction or waiver of all of the Offer Conditions, the Offeror will, and Parent will cause the Offeror to, at, or promptly after, the Expiration Time, irrevocably accept for payment (but in any event within one business day), and, at or promptly following acceptance for payment (but in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter) pay for, all Shares validly tendered and not properly withdrawn pursuant to the Offer, except that with respect to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, the Offeror is under no obligation to make any payment for such Shares unless and until such Shares are delivered in settlement or satisfaction of such guarantee. In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, the Offeror reserves the right to delay acceptance for payment of, or payment for, Shares, pending receipt of the regulatory or governmental approvals specified in Section 15—“Certain Legal Matters; Regulatory Approvals.” For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15—“Certain Legal Matters; Regulatory Approvals.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (a) certificates representing those Shares or confirmation of the book-entry transfer of those Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” (b) a Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”), a manually executed facsimile thereof or an Agent’s Message (as defined in Section 3—“Procedures for Tendering Shares” below)), properly completed and duly executed, with any required signature guarantees and (c) any other documents required by the Letter of Transmittal. See Section 3—“Procedures for Tendering Shares.” Accordingly, tendering stockholders may be paid, at different times, depending upon when certificates or book-entry transfer confirmations with respect to their Shares are actually received by the Depositary and Paying Agent.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when the Offeror gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from the Offeror and transmitting those payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are received by the Depositary and Paying Agent.

If any tendered Shares are not accepted for payment pursuant to the terms the Offer and the Offer Conditions for any reason, or if certificates are submitted for more Shares than are tendered, certificates for those unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” those Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

If, prior to the Expiration Time, the Offeror increases the consideration offered to holders of Shares pursuant to the Offer, that increased consideration will be paid to holders of all Shares that are tendered pursuant to the Offer, whether or not those Shares were tendered prior to that increase in consideration.

3.	Procedures for Tendering Shares

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time and either (1) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent or (2) those Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of that delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that (x) DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (y) the Offeror may enforce that agreement against the participant.

Book-Entry Transfer. The Depositary and Paying Agent has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer those Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for that transfer using DTC’s ATOP system. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, the owners’ powers are not signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if those Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the Expiration Time, may tender those Shares by satisfying all of the requirements set forth below:

•	the tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary and Paying Agent (as provided below) prior to the Expiration Time; and

•

the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within two trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which the NYSE is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted via facsimile transmission or mailed to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by the Offeror. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by a participant by means of the confirmation system of DTC.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are received by the Depositary and Paying Agent.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Shares will pass, only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares (pursuant to any one of the procedures described above) will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender, sell, transfer and assign the Shares tendered, as specified in the Letter of Transmittal (and any and all other Shares or other securities issued or issuable in respect of such Shares), and that when the Offeror accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror’s acceptance for payment of Shares (tendered pursuant to one of the procedures described above) will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms of the Offer and subject to the Offer Conditions.

Other Requirements. Notwithstanding any provision of this Offer to Purchase, the Offeror will pay for Shares pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) those Shares, (b) a Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary and Paying Agent. Under no circumstances will interest be paid by the Offeror on the purchase price of Shares, regardless of any extension of the Offer or any delay in making that payment.

Binding Agreement. The acceptance for payment by the Offeror of Shares (tendered pursuant to one of the procedures described above) will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms of the Offer and subject to the Offer Conditions .

Irrevocable Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of the Offeror as that stockholder’s true and lawful agent and attorney-in-fact and proxies, each with full power of substitution and re-substitution, to the full extent of that stockholder’s rights with respect to the Shares tendered by that stockholder and accepted for payment by the Offeror and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares on or after the date of the Merger Agreement. Such proxies and powers of attorney will be irrevocable and deemed to be coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Shares tendered by the stockholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Upon the effectiveness of the appointment, the Offeror’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company’s stockholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror’s payment for those Shares, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Shares, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Offeror (which may delegate such power, in whole or in part, to the Depositary and Paying Agent) in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms of the Offer and subject to the Offer Conditions (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

No alternative, conditional or contingent tenders will be accepted.

4.	Withdrawal Rights

A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Time and, if not previously accepted for payment, at any time after October 9, 2021, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, but only in accordance with the procedures described in this Section 4; otherwise, the tender of Shares pursuant to the Offer is irrevocable.

For a withdrawal of Shares to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to the Shares must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered those Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of those certificates. If a stockholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the stockholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.

If the Offeror extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror’s rights under this Offer, the Depositary and Paying Agent may nevertheless, on behalf of the Offeror, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3—“Procedures for Tendering Shares” at any time prior to the Expiration Time.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror (which may delegate such power in whole or in part to the Depositary and Paying Agent), in its sole and absolute discretion, which determination shall be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror also reserves the absolute right to waive any defect or irregularity in the notice of withdrawal of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

5.	Certain U.S. Federal Income Tax Consequences

The following summary describes certain U.S. federal income tax consequences to holders of Shares with respect to the disposition of Shares pursuant to the Offer or the Merger. It addresses only holders that hold Shares as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, holders that own or have owned more than 5% of the Shares by vote or value (whether those Shares are or were actually or constructively owned), regulated investment companies, real estate mortgage investment conduits, real estate investment trusts, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, U.S. expatriates, dissenting stockholders, and persons that acquired Shares in a compensatory transaction. In addition, this summary does not address persons that hold an interest in a partnership, S corporation or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax considerations (e.g., the federal estate or gift tax), or the application of the Medicare tax on net investment income under Section 1411 of the Code.

The following is based on the provisions of the Code, final, proposed and temporary Treasury regulations promulgated under the Code (“Treasury Regulations”), administrative rulings and other guidance, and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (a) a citizen or individual resident of the United States; (b) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (2) the trust has properly elected under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is a beneficial owner of Shares, other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes that is not a U.S. Holder.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on the status or activities of the partner or the partnership. Partnerships that are beneficial owners of Shares, and partners in such partnerships, are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or the Merger.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Because individual circumstances may vary, holders of Shares should consult their own tax advisors as to the tax consequences of the Offer and the Merger on a beneficial holder of Shares in their particular circumstances, including the application of any state, local or non-U.S. tax laws and any changes in such laws.

Certain U.S. Federal Income Tax Consequences for U.S. Holders.

A U.S. Holder that disposes of Shares pursuant to the Offer or the Merger generally will recognize gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger, respectively. See Instruction 9 of the Letter of Transmittal. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Such recognized gain or loss will generally constitute a capital gain or loss, and will be long-term capital gain or loss if the Shares disposed of in the Offer or the Merger are held for more than one year. Certain non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital loss is subject to limitations.

Non-U.S. Holders.

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the exchange of the Shares pursuant to the Offer or the Merger unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	the Shares constitute a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the disposition of the Shares, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

We believe that the Company is a USRPHC. If the Company has been a USRPHC, at any time during the shorter of the five-year period ending on the date of the disposition and the Non-U.S. Holder’s holding period for its Shares, any gain recognized by a Non-U.S. Holder on the exchange of Shares pursuant to the Offer or the Merger may be subject to United States federal income tax in the same manner as gain recognized by a U.S. Holder. However, so long as the Shares are considered to be “regularly traded on an established securities market” (“regularly traded”), a Non-U.S. Holder generally will not be subject to tax on any gain recognized on the exchange of Shares pursuant to the Offer or the Merger, unless the Non-U.S. Holder owned (actually or constructively) more than 5% of the total outstanding Shares at any time during the during the shorter of the five-year period ending on the date of the disposition and the Non-U.S. Holder’s holding period for its Shares. A Non- U.S. Holder may, under certain circumstances, be subject to withholding in an amount equal to 15% of the gross proceeds on the sale or disposition of Shares. However, because we believe that the Shares are regularly traded, no withholding should be required under these rules upon the exchange of Shares pursuant to the Offer or the Merger.

Information Reporting and Backup Withholding Tax.

Payments made to holders of Shares in the Offer or the Merger generally will be subject to information reporting and may be subject to a backup withholding tax (currently at a rate of 24%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should properly complete and return IRS Substitute Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a United States person within the meaning of Section 7701(a)(30) of the Code, the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Non-U.S. Holders that do not otherwise establish an exemption should submit an appropriate and properly completed IRS Form W-8BEN, W-8BEN-E or other appropriate W-8, a copy of which may be obtained from the Depositary and Paying Agent, in order to avoid backup withholding. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6.	Price Range of Shares; Dividends

The Shares are listed on the NYSE under the symbol “NWHM”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on the NYSE as reported by published financial sources with respect to periods occurring in fiscal years 2019, 2020 and 2021:

Fiscal Year	High	Low
2019:
First Quarter	$7.38	$4.34
Second Quarter	$5.55	$3.57
Third Quarter	$4.82	$3.46
Fourth Quarter	$5.40	$3.96
2020:
First Quarter	$6.00	$0.94
Second Quarter	$3.97	$1.10
Third Quarter	$5.50	$3.02
Fourth Quarter	$5.92	$4.59
2021:
First Quarter	$6.20	$4.55
Second Quarter	$6.94	$5.33
Third Quarter (through August 9, 2021)	$8.98	$4.59

The Offer Price of $9.00 per Share represents a premium of approximately 85% over the closing price of $4.86 per Share reported on NYSE on July 22, 2021, the last full trading day prior to the public announcement of the of the terms of the Offer and the Merger, and a 51% premium to the 90-day volume weighted average price. On August 9, 2021, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NYSE was $8.92 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

No dividends were paid on the Company’s Common Stock during the years ended December 31, 2020 and 2019 or in 2021. Under the terms of the Merger Agreement, the Company is not permitted, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), to authorize, declare, set aside, make or pay any dividend or other distribution with respect to the Shares. See Section 14—“Dividends and Distributions.”

7.	Certain Effects of the Offer

If, as a result of the Offer, the Offeror owns Shares representing at least a majority of all then-outstanding Shares, Parent, the Offeror and the Company will take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the consummation of the Offer, without a meeting or vote of the Company’s stockholders, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of the Merger Agreement. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Market for the Shares. If the Offer is consummated, there will be no market for the Shares because Parent and Offeror intend to consummate the Merger as promptly as practicable following the consummation of the Offer.

NYSE Listing. The Shares are currently listed on the NYSE and trade under the symbol “NWHM”. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the consummation of the Offer), the Shares will no longer meet the requirements for continued listing on the NYSE because the only stockholder will be Parent. Immediately following the consummation of the Merger, we intend to cause the Company to delist the Shares from the NYSE.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. We intend to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to the Company. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act is terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.	Certain Information Concerning the Company

General. The description of the Company and its business set forth in the following paragraph has been derived from information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”) publicly available documents and records on file with the SEC and other public sources.

The Company is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California, Arizona and Colorado, including Southern California, the San Francisco Bay area, metro Sacramento, the greater Phoenix area and the Denver metropolitan area. The Company was founded in 2009, towards the end of an unprecedented downturn in the U.S. homebuilding industry, as The New Home Company LLC. In January 2014, the Company was renamed The New Home Company Inc. and completed its initial public offering of shares of its common stock. Since its initial public offering, the Company has transformed from a primarily high-end builder in California with a majority of revenues derived from joint venture projects to a more diversified builder with expanded product offerings to include more affordably priced homes and geographic diversification with the vast majority of revenues derived from wholly owned communities.

The Company’s principal executive offices are located at 6730 N Scottsdale Rd., Suite 290, Scottsdale, Arizona 85253. The telephone number of the Company’s principal executive office is (602) 767-1426.

Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is currently subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their compensation), the principal holders of the Company’s securities, any material interests of those persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic and current reports distributed to the Company’s stockholders and filed with the SEC.    Such reports, proxy statements and other information are available on http://www.sec.gov.

Sources of Information. Except as otherwise set forth herein, the information concerning the Company and its business has been taken from the Annual Report, publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by such records. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, the Offeror, the Information Agent or the Depositary and Paying Agent, or any of their respective affiliates or assigns assumes responsibility for the accuracy or completeness of the information concerning the Company contained in those documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

Certain Company Forecasts. The Company provided Parent with certain internal financial projections as described in the Company’s Schedule 14D-9, which will be filed with the SEC and is being mailed to the Company’s stockholders contemporaneously with this Offer to Purchase.”

9.	Certain Information Concerning the Offeror, Parent and Management IX

Parent and the Offeror are Delaware corporations. Parent was formed on July 7, 2021 and the Offeror was formed on July 14, 2021, in each case, solely for the purpose of completing the Offer and the Merger and each has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Until immediately prior to the time the Offeror purchases Shares pursuant to the Offer, it is not anticipated that Parent or the Offeror will have any significant assets or liabilities or engage in activities other than those incidental to their formation, capitalization and the consummation of the transactions contemplated by the Offer and/or the Merger. The Offeror is a wholly owned subsidiary of Parent. Parent currently is and will, upon completion of the Transactions, be controlled by certain funds managed by Management IX. Parent’s equity is and will, upon completion of the Transactions, be owned by certain funds managed by Management IX and certain funds managed by Apollo NA Management III, LLC (“Apollo NA”). The principal business activity of Management IX is to manage investment funds. The principal office address of Management IX, Parent and the Offeror is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

Pursuant to an Equity Commitment Letter dated July 23, 2021 (the “Equity Commitment Letter”), certain funds managed by Management IX and certain funds managed by Apollo NA (the “Equity Investors”) have committed up to $190 million in aggregate of equity financing to Parent in connection with completion of the Offer and the Merger, subject to the applicable conditions set forth in the Merger Agreement and the Equity Commitment Letter.

The name, business address, citizenship, present principal occupation and employment history of each of the directors, executive officers and control persons of each of Parent, the Offeror, and Management IX are set forth in Schedule A to this Offer to Purchase (“Schedule A”). Except as set forth elsewhere in this Offer to Purchase, (i) none of Parent, the Offeror, Management IX or, to the knowledge of each of Parent, the Offeror and Management IX, any of the entities or persons listed in Schedule A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of Parent, the Offeror, Management IX or, to the best of their knowledge, any of the entities or persons listed in Schedule A has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase (including Schedule A), (i) none of Parent, the Offeror, Management IX or, to the knowledge of each of Parent, the Offeror and Management IX, any of the entities or persons listed in Schedule A, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, and (ii) none of Parent, the Offeror, Management IX or, to the knowledge of each of Parent, the Offeror, and Management IX, any of the entities or persons referred to in clause (i) above, has effected any transaction in Shares or any other equity securities of the Company during the past 60 days.

Except as set forth elsewhere in this Offer to Purchase (including Schedule A), (i) none of Parent, the Offeror, Management IX or, to the knowledge of each of Parent, the Offeror and Management IX, any of the entities or persons listed on Schedule A, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Parent, the Offeror, Management IX or to the knowledge of each of Parent, the Offeror and Management IX, any of the entities or persons listed in Schedule A, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand, and (iii) there have been no contracts, negotiations or transactions between Parent, the Offeror, Management IX or, to the knowledge of each of the Parent, the Offeror and Management IX, any of the entities or persons listed in Schedule A, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of Parent, the Offeror or Management IX has made arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense.

Pursuant to Rule 14d-3 under the Exchange Act, the Offeror, Parent and Management IX have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits and other information that the Offeror has filed are available on http://www.sec.gov.

10.    Background of the Offer; Contacts with the Company

The following is a description of significant contacts between representatives of Management IX, Parent and the Offeror, on the one hand, and representatives of the Company, on the other hand, that resulted in the execution of the Merger Agreement and commencement of the Offer. The discussion below covers only the key events and does not attempt to describe every communication among the parties. For a review of the Company’s activities relating to the contacts leading to the Merger Agreement, please refer to the Schedule 14D-9, which will be filed with the SEC and is being furnished to the Company’s stockholders concurrently with this Offer to Purchase.

In February 2020, representatives of Management IX contacted Citigroup Global Markets Inc. (“Citi”), who had provided the Company with certain financial advisory services in the past, to request an introductory meeting with members of management of the Company. On September 1, 2020, after delays caused by the COVID-19 pandemic, representatives of Management IX and members of Company management attended a video conference call to discuss the Company’s recent performance at which members of management of the Company also reviewed its investor presentation.

On September 22, 2020, representatives of Management IX submitted an unsolicited non-binding indication of interest on behalf of certain funds managed by Management IX (the “Apollo Funds”) to acquire all of the Company’s outstanding stock for a price per Share of between $6.00 and $6.75, in cash (the “September 2020 Proposal”). The September 2020 Proposal was based on Management IX’s review of the Company’s publicly available information, and was subject to, among other things, completion of due diligence and the negotiation and execution of mutually acceptable definitive agreements.

On September 28, 2020, representatives of Citi communicated to representatives of Management IX that the offer price reflected in the September 2020 Proposal was insufficient and that the Company remained focused on its current strategic initiatives.

From October 2020 and through March 2021, representatives of Management IX contacted representatives of Citi and Company management several times to express continued interest in a potential acquisition of the Company, but Management IX did not submit a revised indication of interest during that time.

On March 15, 2021, in response to requests of representatives of Management IX that the Company provide additional due diligence in order to facilitate the preparation by Management IX of a revised proposal, the Company and Management IX entered into a customary confidentiality and standstill agreement. Following the execution of the confidentiality and standstill agreement, the Company made available certain limited nonpublic information to Management IX. During March and April of 2021, members of the Company responded to questions from representatives of Management IX regarding the Company’s recent performance, and held meetings to discuss the Company’s business plan and other due diligence matters.

On April 9, 2021, representatives of Management IX submitted a revised non-binding indication of interest on behalf of the Apollo Funds to acquire all of the Company’s outstanding stock for a price per Share of $7.50, in cash (the “April 2021 Proposal”), which was subject to, among other things, completion of due diligence and the negotiation and execution of a mutually acceptable definitive agreement.

On May 3, 2021, representatives of Citi contacted representatives of Management IX to inform them that the Company would be unwilling to proceed with a potential transaction at the proposed valuation contemplated by the April 2021 Proposal, but that the Company would be willing to provide additional diligence to help Management IX improve its proposed offer price.

During May 2021, the Company’s management and representatives of Citi facilitated due diligence for, held management presentations and in-person and virtual meetings with, and continued discussions with Management IX,. Representatives of the Company provided representatives of Management IX with limited access to a virtual data room on May 11, 2021 to facilitate the provision of data related to high-priority diligence requests.

On June 1, 2021, representatives of Management IX submitted a revised non-binding indication of interest on behalf of the Apollo Funds, increasing its proposed price per Share to $8.35, in cash (the “June 1 Proposal”).

On June 7, 2021, representatives of Citi contacted representatives of Management IX to communicate that Management IX would need to increase the proposed price from the June 1 Proposal for the Company Board to consider proceeding further in its negotiations with Management IX, and provided the counterproposal at an offer price of $9.50 per Share.

Following negotiations and further due diligence between the parties, on June 10, 2021, representatives of Management IX submitted a revised non-binding indication of interest on behalf of the Apollo Funds, increasing its proposed price per Share to $8.65, in cash (the “June 10 Proposal”).

On June 11, 2021, representatives of Citi informed representatives of Management IX that the transaction committee of the Company Board did not believe the Company Board would support a potential strategic transaction with Management IX unless the offer price was at least $9.00 per Share. Later that day, following discussions between representatives of Citi and representatives of Management IX, Management IX increased its proposed offer price to $9.00 per Share (the “June 11 Proposal”), which representatives of Management IX indicated would be its final offer, and would be prepared to finalize its due diligence and negotiate definitive documents quickly. Representatives of Management IX also indicated that, as a condition to signing a definitive agreement with respect to the June 11 Proposal, it would require signed support agreements from the Company’s directors and management, as well as IHP Capital Partners IV, LLC (“IHP Capital”), which beneficially owned approximately 13.6% of the Shares outstanding.

Following a meeting of the Company Board on June 14, 2021, until the signing of the Merger Agreement, Company management and its advisors continued to facilitate due diligence for Management IX and its advisors, and Management IX and its advisors continued to conduct due diligence, including attending various due diligence calls, responding to follow-up requests and attending management presentations, and negotiating the terms of the transaction.

On June 18, 2021, the Company provided representatives from Management IX with full access to the virtual data room to provide additional due diligence materials related to the Company to facilitate confirmatory due diligence.

On June 25, 2021, representatives of Latham & Watkins LLP (“Latham & Watkins”), outside counsel to the Company, delivered a draft of the Merger Agreement to representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), outside counsel of Parent and Offeror.

On July 1, 2021, representatives of Paul Weiss delivered a revised draft of the Merger Agreement to representatives of Latham & Watkins. Thereafter, the management teams and their respective advisors continued to engage in discussion and negotiation of the draft Merger Agreement and the related documentation in parallel with Management IX’s on-going due diligence investigations, including with respect to closing conditions, termination rights, financing, fiduciary outs, damages and termination fees. Representatives of Management IX and the Company also engaged in discussion and negotiation of the draft Tender and Support Agreement.

On July 15, 2021, representatives of Paul Weiss delivered to representatives of Latham & Watkins initial drafts of the equity commitment letter and limited guarantee provided by the Apollo Funds and certain funds managed by Apollo NA, and on July 17, 2021, representatives of Paul Weiss delivered to representatives of Latham & Watkins initial drafts of the debt commitment letter issued by certain financial institutions and their affiliates for the benefit of the Offeror.

Through July 22, 2021, the parties negotiated and finalized the open issues in the Merger Agreement, equity commitment letter, limited guarantee and debt commitment letter. As part of this resolution, among other things, the parties agreed that the termination fee payable by the Company in connection with a Superior Company Proposal or a Company Change of Board Recommendation would be $4.76 million, and that the termination fee payable by Parent in certain circumstances would be $15.0 million. In addition, during this time, representatives of Management IX finalized the negotiations of the Tender and Support Agreement with the various third parties, including the directors, officers, and IHP Capital.

In the early morning on July 23, 2021, the Merger Agreement, the Tender and Support Agreement and the other ancillary documents (including the equity commitment letter, limited guarantee and debt commitment letter) were executed. Prior to the opening of U.S. stock markets on July 23, 2021, the Company and the Apollo Funds issued a joint press release announcing the execution of the Merger Agreement.

11.    Purpose of the Offer and Plans for the Company; Transaction Documents

Purpose of the Offer and Plans for the Company. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer is for Parent to acquire control of, and all of the outstanding equity interests in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The Merger Agreement provides, among other things, that the Offeror will be merged with and into the Company and that, upon consummation of the Merger, the Company, as the Surviving Corporation, will become a wholly owned subsidiary of Parent.

If you sell your Shares in the Offer, you will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in the Surviving Corporation and will not have any right to participate in its earnings and future growth. Similarly, after selling your Shares in the Offer or the conversion of your Shares in the subsequent Merger, you will not bear the risk of any decrease in the value of the Company or the Surviving Corporation, as applicable.

We expect that, following consummation of the Merger and the other Transactions, the operations of the Company, the Surviving Corporation, will be conducted substantially as they currently are being conducted. We do not have any current intentions, plans or proposals to cause any material changes in the Surviving Corporation’s business, other than in connection with the Company’s current strategic planning.

Nevertheless, the management and/or the board of directors of the Surviving Corporation may initiate a review of the Surviving Corporation to determine what changes, if any, would be desirable following the Offer and the Merger to enhance the business and operations of the Surviving Corporation and may cause the Surviving Corporation to engage in certain extraordinary corporate transactions, such as reorganizations, mergers or sales or purchases of assets, if the management and/or board of directors of the Surviving Corporation decide that such transactions are in the best interest of the Surviving Corporation upon such review.

The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which has been filed as Exhibit (d)(1) to the Schedule TO and which are incorporated herein by reference. Capitalized terms used in this Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents—The Merger Agreement,” but not defined herein have the respective meanings given to them in the Merger Agreement The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8—“Certain Information Concerning the Company—Available Information.”

The Offer. The Merger Agreement provides that the Offeror will (and Parent will cause the Offeror to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer and that, upon the terms and subject to the conditions of the Merger Agreement and the Offer, including the satisfaction or waiver of all of the Offer Conditions described in Section 13—“Conditions of the Offer” (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will (and Parent will cause the Offeror to), at or as promptly as practicable following the Expiration Time (as it may be extended in accordance with the Merger Agreement, but in any event within one business day), irrevocably accept for payment, and, at or as promptly as practicable following acceptance for payment, but in any event within three business days thereafter, pay for, all Shares validly tendered and not withdrawn pursuant to the Offer. Pursuant to the terms of the Merger Agreement, unless extended or amended in accordance with the Merger Agreement, the Offer will expire on the date that is twenty business days (determined pursuant to Rule 14d-1(g)(3) promulgated under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of the Offer.

Parent and the Offeror expressly reserve the right (but are not obligated to) at any time and from time to time in their sole discretion to waive, in whole or in part, to make any change in their terms of or conditions to the Offer in a manner consistent with the Merger Agreement or to increase the Offer Price, to waive any Offer Condition or to make any other changes in the terms of the Offer and the Offer Conditions; provided, however, that pursuant to the Merger Agreement, without the prior written consent of the Company, the Offeror has agreed that it will not (and Parent will not permit the Offeror to), (a) waive or modify the Minimum Condition or the Termination Condition, or (b) make any change in the terms of the Offer or the Offer Conditions that (1) changes the form of consideration to be paid in the Offer, (2) decreases the Offer Price or the number of Shares sought in the Offer, (3) extends the Offer or the Expiration Time, except as required or permitted by the Merger Agreement, (4) imposes conditions to the Offer other than those set forth in the Merger Agreement, or (5) amends any term or condition of the Offer in any manner that is adverse to the holders of the Shares. Under certain circumstances, Parent and the Offeror may terminate the Merger Agreement and the Offer, but Parent and the Offeror are prohibited from terminating the Offer prior to any then-scheduled Expiration Time unless the Merger Agreement has been terminated in accordance with its terms.

Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, (a) if any of the Offer Conditions has not been satisfied or waived, the Offeror will extend the Offer on one or more occasions in consecutive periods of five business days each (or any other period as may be approved in advance by the Company) in order to permit satisfaction of all of the Offer Conditions, provided that if the sole remaining unsatisfied Offer Condition is the Minimum Condition, Offeror will not be required to extend the Offer for more than three occasions in consecutive periods of five business days each (or such other duration as the parties agree), (b) the Offeror will extend the Offer for the minimum period required by applicable law, including any rule, regulation, interpretation or position of the SEC or its staff or the New York Stock Exchange LLC (“NYSE”) or as may be necessary to resolve any comments of the SEC or its staff or the NYSE, in each case, as applicable to the Offer, the Schedule 14D-9 or the forms of the letter of transmittal and summary advertisement, if any, and other required or customary ancillary documents and exhibits, in each case, in respect of the Offer (the “Offer Documents”), (c) the Offeror will extend the Offer if, at the then-scheduled Expiration Time, the Company brings or has brought any action in accordance with the applicable provisions of the Merger Agreement to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or the Offeror, (x) for the period during which such action is pending or (y) by such other time period established by the court presiding over such action, as the case may be; and (d) the Offeror may, in its sole discretion, extend the Offer on up to three occasions in consecutive periods of five business days each (or such other duration as Parent and the Company may agree) if on any date as of which the Offer is scheduled to expire, (A) (1) the full amount of the Debt Financing (as defined in “Section 12—“Sources and Amount of Funds” below) has not been funded and will not be available to be funded at the consummation of the Offer, and (2) the Consent Solicitation Triggering Event (as defined in “Section 12—“Sources and Amount of Funds” below) has not occurred and (B) Parent and the Offeror agree that (i) the Company may terminate the Merger Agreement as a result of the Offeror failing to consummate the Offer (where the Offer Conditions have been satisfied or waived, other than those conditions to be satisfied at the time of the irrevocable acceptance for payment by the Offeror of Shares (the “Acceptance Time”)) and receive a cash termination fee of $15,000,000 (the “Parent Termination Fee”) and (ii) solely with respect to both (x) any payment of the Parent Termination Fee as described in (i) above and (y) the Offeror’s obligation to consummate the Offer, the Representations Condition (other than with respect to certain fundamental representations and warranties of the Company), the MAE Condition and the Covenants Condition (other than in respect of any willful or material breach) following the date of delivery of such notice of extension), will be deemed to have been satisfied or waived at the Expiration Time, provided that the Offeror is not permitted to extend the Offer to a date later than the Outside Date (as the Outside Date may be extended under the Merger Agreement). On August 3, 2021, the Consent Solicitation Triggering Event occurred, and Offeror’s right to extension described in clause (d) of this paragraph is no longer applicable.

Notwithstanding the foregoing, in no event is the Offeror required to extend the Offer beyond 11:59 P.M., New York City time, on the Outside Date. The “Outside Date” is January 23, 2022, except that, if the Marketing Period has commenced but not yet been completed at the time of the Outside Date, the Outside Date will be extended to the date that is the earlier of (1) the five business days following the then-scheduled end date of the

Marketing Period and (2) fifteen business days following the original Outside Date. On August 3, 2021, the Marketing Period automatically ended pursuant to the terms of the Merger Agreement, and therefore the extension of the Outside Date described in the immediately preceding sentence is no longer applicable.

Recommendation. Pursuant to the Merger Agreement, the Company has represented that the Company Board has unanimously (a) determined that the Merger Agreement and the Transactions, including the Offer and Merger, are advisable, fair to and in the best interests of, the Company and its stockholders, and declared it advisable, for the Company to enter into the Merger Agreement, (b) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement, and the consummation of the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions contained in the Merger Agreement, (c) resolved that the Merger Agreement and the Merger will be governed by Section 251(h) of the DGCL and (d) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the Company’s stockholders accept the Offer and tender their Shares to the Offeror pursuant to the Offer (such recommendation, the “Board Recommendation”).

The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, and in accordance with the provisions of the DGCL (including Section 251(h) of the DGCL), at the Effective Time, the Offeror will be merged with and into the Company, and the separate corporate existence of the Company will cease and The New Home Company Inc. will be the Surviving Corporation. Subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, the closing of the Merger (the “Merger Closing”) will take place as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer (but in any event no later than the business day immediately following the Acceptance Time) (the “Closing Date”). Subject to the provisions of the Merger Agreement, as promptly as reasonably practicable on the Closing Date, or such other date and time to which the Offeror and the Company may agree in writing, the Company will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and the Company and Offeror will make all other filings required under the relevant provisions of the DGCL to consummate the Merger. The Merger will become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later date and time as is agreed upon by Parent, the Offeror and the Company and specified in the Certificate of Merger (the “Effective Time”). The Merger will be governed by Section 251(h) of the DGCL, without a meeting or vote of the stockholders of the Company. Parent, the Offeror and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a meeting or vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL, and upon the terms and subject to the conditions of the Merger Agreement.

Charter, Bylaws, Directors, and Officers. The Merger Agreement provides that at the Effective Time (i) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time will be amended and restated to read in its entirety in the form of the certificate of incorporation of the Offeror as in effect immediately prior to the Effective Time, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation and (ii) the bylaws of the Company as in effect immediately prior to the Effective Time will be amended and restated to read in its entirety in the form of the bylaws of the Offeror as in effect immediately prior to the Effective Time, and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein and in the certificate of incorporation of the Surviving Corporation and by applicable law, subject to the terms of the Merger Agreement. The Merger Agreement further provides that at the Effective Time, the directors of the Offeror immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, will become the directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will continue as the officers of the Surviving Corporation.

Effect of the Merger on Capital Stock. At the Effective Time:

•

each share of common stock of the Offeror issued and outstanding immediately prior to the Effective Time will be converted automatically into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and will constitute the only outstanding shares of capital stock of the Surviving Corporation;

•

each Cancelled Share issued and outstanding immediately prior to the Effective Time will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange for such cancellation or retirement; and

•

each Share issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Shares owned by any stockholders who have properly demanded their appraisal rights under Section 262 of the DGCL) will automatically be converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”).

Treatment of Equity Awards. The Merger Agreement provides that, immediately prior to the Effective Time, each Company Option that is outstanding and unexercised, whether vested or unvested, will by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated and converted into the right to receive from the Surviving Corporation as promptly as practicable after the Effective Time an amount in cash equal to the product of (a) the aggregate number of Shares underlying such Company Option immediately prior to the Effective Time multiplied by (b) an amount equal to (i) the Merger Consideration less (ii) the exercise price per share of such Company Option, without interest and less any applicable withholding taxes. Any Company Option which has an exercise price per share that is greater than the Merger Consideration will be cancelled without consideration.

The Merger Agreement provides that immediately prior to the Effective Time, each Company RSU Award that is outstanding immediately prior thereto will by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof be cancelled and terminated and converted into the right to receive from the Surviving Corporation an amount in cash equal to the product of (a) the Merger Consideration multiplied by (b) the aggregate number of Shares underlying such Company RSU Award immediately prior to the Effective Time, without interest and less any applicable withholding taxes, which will be paid (i) with respect to any non-employee director of the Company, as promptly as practicable after the Effective Time, and (ii) with respect to any other individual, as promptly as practicable (and in no event later than the next regularly scheduled payroll date) after the earlier of the nine-month anniversary of the Effective Time and the date on which the Company RSU award (or portion thereof) was scheduled to vest in accordance with its terms as in effect as of immediately prior the Effective Time, in each case, subject to such individual’s continued employment with the Surviving Corporation or Parent or its subsidiaries through such earlier date (subject to earlier payment upon certain qualifying terminations of employment).

Treatment of Cash-Based Performance Awards. The Merger Agreement provides that the Surviving Corporation will, or Parent will cause the Surviving Corporation to, pay to each holder of a Company Performance Award the target value of such Company Performance Award (less any applicable withholding taxes) as promptly as practicable (and in no event later than the next regularly scheduled payroll date) after the earlier of (i) the nine-month anniversary of the Effective Time and (ii) the date on which such Company Performance Award (or the applicable portion thereof) was scheduled to vest in accordance with its terms as in effect as of immediately prior to the Effective Time, subject to such holder’s continued employment with the Surviving Corporation (or Parent or its subsidiaries) through such earlier date (subject to earlier payment upon certain qualifying terminations of employment).

Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Offeror with respect to, among other matters, its organization and qualification, organizational documents and subsidiaries, capitalization, authority, conflicts, required filings and consents, compliance with laws, permits, public filings, financial statements, internal controls and procedures, absence of undisclosed liabilities, absence of certain changes or events (including the absence of a Company Material Adverse Effect (as defined below)), litigation, employee benefit plans, labor matters, intellectual property, tax matters, real property, environmental matters, homeowners associations, material contracts, insurance, construction matters, affiliated transactions, compliance with anti-corruption and international trade laws, information to be included in this Offer to Purchase and any other ancillary documents related to the Offer (collectively, the “Offer Documents”), the Schedule 14D-9 and any proxy or information statement to be sent to stockholders in connection with the Merger, the fairness opinion of the Company’s financial advisor in connection with the Transactions, brokers’ fees, the inapplicability of state takeover laws or restrictive provisions in the Company’s governing documents and the Company Board Recommendation. Each of Parent and the Offeror has made customary representations and warranties to the Company with respect to, among other matters, organization, authority, conflicts, required filings and consents, litigation, information to be included in the Offer Documents, brokers’ fees, solvency, absence of certain arrangements, financing, ownership of the Offeror and non-ownership of any Shares.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or a “Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect,” as it relates to the Company (a “Company Material Adverse Effect”), means any state of facts, change, condition, occurrence, effect, event, circumstance or development (each an “Effect”, and collectively, “Effects”), individually or in the aggregate, that (a) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole or (b) would reasonably be expected to prevent the Company from consummating, or to materially impair or materially delay the ability of the Company to consummate, the Merger or any of the other Transactions; provided, however, that, solely in the case of clause (a), no Effect (by itself or when aggregated or taken together with any and all other effects) to the extent directly or indirectly resulting from, attributable to or arising out of any of the following will be taken into account when determining whether a “Company Material Adverse Effect” has occurred, except to the extent any Effect directly or indirectly results from, arises out of or is attributable to the matters described in following clauses (i) through (vi), to the extent such Effect disproportionately and adversely affects the Company and its subsidiaries relative to other companies operating in any industry or industries in which the Company or its subsidiaries operate (in which case, the incremental disproportionate impact or impacts will be taken into account in determining whether there has been, or would reasonably be expected to be, a “Company Material Adverse Effect”): (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (ii) general conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) general conditions (or changes in such conditions) in the homebuilder industry or any other industries in which the Company or its subsidiaries operate; (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), cyberattacks, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) changes or proposed changes in law after the date of the Merger Agreement (or the interpretation thereof), any COVID-19 Measures (as defined in the Merger Agreement) or any change in any COVID-19 Measures (or the interpretation thereof), or changes or proposed changes in GAAP, as applied in the United States, or other accounting standards (or the interpretation thereof); (vii) the announcement of, or the compliance with, the Merger Agreement, or the pendency or consummation of Transactions, including (A) the identity of Parent, the Offeror or their affiliates and (B) the termination (or the failure or potential failure to renew or enter into) any Contracts (as defined in the Merger Agreement) with customers, suppliers, distributors or other business partners, and (C) any other negative development in the Company’s relationships with any of its customers, suppliers, distributors or other business partners; provided that, (1) this clause (vii) will not apply to any representations and warranties set forth in the applicable provision of the Merger Agreement or the conditions set forth in clause (B)(2) of Annex A to the Merger Agreement with respect to the representations warranties set forth in the applicable provision of the Merger Agreement and (2) in the case of subclauses (A), (B) and (C) of this clause (vii), the Company and its subsidiaries have complied with their obligations under the applicable provision of the Merger Agreement; (viii) any actions taken or failure to take action, in each case, by Parent or any of its controlled affiliates, or the taking of any action required by the Merger Agreement (other than any action required by the applicable provision of the Merger Agreement), or the failure to take any action prohibited by the Merger Agreement; (ix) any voluntary departure of any officers, directors, employees or independent contractors of the Company or its subsidiaries, directly resulting from, arising out of, attributable to, or related to the Transactions; or (x) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless the underlying cause of such changes or failures would otherwise be excepted from the definition of a “Company Material Adverse Effect”).

The representations, warranties and covenants contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties, and those representations, warranties and covenants should not be relied on by any other person. In addition, those representations, warranties and covenants:

•	have been made only for purposes of the Merger Agreement;

•

with respect to the Company, have been qualified by (i) matters specifically disclosed in any reports filed by the Company with the SEC on or after January 1, 2020 and prior to the date of the Merger Agreement (subject to certain exceptions) and (ii) confidential disclosures made to Parent and the Offeror in the disclosure letter delivered in connection with the execution of the Merger Agreement—such information modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•	will not survive consummation of the Merger (except as otherwise stated in the Merger Agreement);

•	have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters of fact;

•	were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement; and

•

are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, including qualifications as to “materiality” or a “Company Material Adverse Effect,” as described above.

Covenants.

Conduct of Business. The Merger Agreement obligates the Company and its subsidiaries, from the date of the Merger Agreement until earlier of the Effective Time and the valid termination of the Merger Agreement pursuant to its terms, except as disclosed in the disclosure letter delivered in connection with the execution of the Merger Agreement, as required by applicable law (including any COVID-19 Measures (as defined in the Merger Agreement)) or as expressly required by the Merger Agreement, or otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), to (1) conduct its operations in all material respects in the ordinary course of business consistent with past practice, (2) use its commercially reasonable efforts to maintain and preserve substantially intact its business organization, (3) use its commercially reasonable efforts to preserve its relationships with key employees, customers, suppliers, developers, contractors, vendors, licensors, licensees, distributors, lessors and others having significant business dealings with the Company or any of its subsidiaries and (4) comply in all material respects with applicable law; provided, that during any period of full or partial suspension of operations related to COVID-19 or any COVID-19 Measures, the Company or any of its Subsidiaries may, in connection with COVID-19 or any COVID-19 Measures, take such actions as are reasonably necessary (as determined by the Company in good faith) (i) to protect the health and safety of the Company’s or its subsidiary’s employees and other individuals having business dealings with the Company or its subsidiary or (ii) to reasonably respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures; provided, further, that following any such suspension, to the extent that the Company or any of its subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, the Company and its subsidiaries will resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable. The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company and its subsidiaries prior to the Effective Time or termination of the Merger Agreement pursuant to its terms which provide that the Company and its subsidiaries will not, except as disclosed in the disclosure letter delivered in connection with the execution of the Merger Agreement, as required by applicable law (including any COVID-19 Measures) or as expressly required by the Merger Agreement, or otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

•	amend, modify, waive, rescind or otherwise change the governance documents of the Company or the comparable organizational and governance documents of its subsidiaries;

•

issue, sell, pledge, dispose of, grant, transfer or encumber any equity interests of the Company or its subsidiaries, or any rights based on the value of any such interests (except for any such transaction between or among the Company and any wholly owned subsidiary or between or among any such subsidiaries), other than the issuance of Shares upon the exercise of Company Options or the vesting or settlement of Company Equity Awards outstanding as of the date of the Merger Agreement or granted thereafter in accordance with the Merger Agreement;

•

except in the ordinary course of business, directly or indirectly, sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or dispose (each, a “Disposal”) of or subject to any lien in whole or in part any of its properties, assets (including any intellectual property) or rights or any interest therein (in each case, other than for any Disposals that would be immaterial to the Company), except for any such transaction between or among the Company and any wholly owned subsidiary (or between or among any such subsidiaries) and subject to certain additional exceptions set forth in the Merger Agreement;

•

authorize, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other equity interests (other than dividends paid by a wholly owned Company Subsidiary to the Company or another wholly owned subsidiary of the Company);

•

reclassify, combine, split, subdivide or make any similar change or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock or other equity interest of the Company or its subsidiaries, except (A) certain transactions related to the Company Equity Awards (as described in the Merger Agreement) or (B) cash dividends paid to the Company or any wholly owned subsidiary of the Company by a wholly owned subsidiary of the Company with regard to its capital stock or other equity interests;

•

merge or consolidate the Company or its subsidiaries with any person or entity or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its subsidiaries, other than transactions between or among the Company and any wholly owned subsidiary of the Company (or between or among any such subsidiaries);

•

acquire (including by merger, consolidation or acquisition of stock or assets) any equity interest in or the material assets of any person or entity or business, or make any loan, advance or capital contribution to, or investment in, any person or entity or business (subject to certain exceptions);

•

(A) incur any indebtedness or issue any debt securities or assume or guarantee the obligations in respect of indebtedness for borrowed money or debt securities of any person or entity or enter into any “keep well” or other agreement to maintain any financial statement condition of another person or entity, except for (i) transactions between the Company and any wholly owned subsidiary of the Company or between wholly owned subsidiaries of the Company or (ii) letters of credit that are cash collateralized by the Company Credit Facility (as defined in the Merger Agreement) in an amount not to exceed fifteen million dollars ($15,000,000) in the aggregate, surety bonds and similar instruments issued in the ordinary course of the Company’s business consistent with past practice, including the pledging of cash or other security as may be required by the issuer in connection therewith, (B) incur any indebtedness or issue any letters of credit supported by the Company Credit Facility or (C) make any loans or capital contributions to, or investments in, any other person or entity, other than to any wholly owned subsidiary of the Company;

•

(A) enter into any contract (subject to certain exceptions) that includes a change of control or similar provision that would require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties thereto as a result of the consummation of the Merger or the other Transactions or that would reasonably be expected to require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties if a change of control of Parent were to occur immediately following consummation of the Merger, (B) enter into any contract that would have been a Company Material Contract (as defined in the Merger Agreement) or Company Real Property Lease (as defined in the Merger Agreement) if it were in effect as of the date of the Merger Agreement (subject to certain exceptions);

•

(A) make any disposal of any Company Owned Real Property (as defined in the Merger Agreement), other than sales to homebuyers in the ordinary course of business consistent with past practice, (B) purchase or otherwise acquire (x) any real property or any interest therein or (y) a leasehold interest in any material real property or material leasehold interest, except in the case of clause (B), for (1) purchases or sales of property or assets in accordance with Non-Refundable Deposit Contracts (as defined in the Merger Agreement) entered into before the date of the Merger Agreement and made available to Parent (provided that the applicable required deposits thereunder have been actually made in full prior to the date of the Merger Agreement), (2) transactions not exceeding two million five hundred thousand dollars ($2,500,000) individually or five million dollars ($5,000,000) in the aggregate, (3) grants of easements and other encumbrances in the ordinary course of business to the extent such easements and encumbrances would not materially interfere with the ordinary conduct of the Company’s business as currently conducted or materially detract from the development, use, occupancy, value or marketability of the affected property, or (4) transactions between or among the Company and any of its wholly owned subsidiaries (or between or among any such wholly owned subsidiaries), or (C) (1) enter into any Non-Refundable Deposit Contract for real property that requires the Company or its subsidiaries to make a deposit exceeding two hundred fifty thousand dollars ($250,000) or grants the counterparty thereto any right to specific performance or any similar concept with respect to the acquisition of such property or assets, (2) permit, or take any action or omit to take any action that would result in, the making of any deposits or payments by the Company or its subsidiaries in an amount exceeding two hundred fifty thousand dollars ($250,000) pursuant to any Non-Refundable Deposit Contracts or (3) permit, or take any action or omit to take any action that would result in, any deposits in an amount exceeding two hundred fifty thousand dollars ($250,000) made pursuant to a Non-Refundable Deposit Contract to become non-refundable;

•

other than as required by any Benefit Plan (as defined in the Merger Agreement) as in effect on the date of the Merger Agreement or by applicable law, (A) increase the compensation or benefits of any current or former individual independent contractor, director, officer or employee of the Company or any of its subsidiaries (each, a “Participant”), other than in the ordinary course of business consistent with past practice with respect to any Participant whose total annual cash compensation opportunity does not exceed two hundred thousand dollars ($200,000); (B) grant any rights to severance, change of control, retention or termination pay to any Participant, whether pursuant to an employment agreement, severance agreement or otherwise; (C) establish, adopt, enter into, amend in any material respect or terminate any Benefit Plan or any collective bargaining agreement, other than offer letters or consulting agreements that do not include severance protections or transaction payments with respect to any Participant whose total annual cash compensation opportunity does not exceed two hundred thousand dollars ($200,000); (D) take any action to amend or waive any performance or vesting criteria or accelerate the vesting, exercisability or funding under any Benefit Plan; or (E) hire or terminate (other than for cause or due to death or disability), other than in the ordinary course of business consistent with past practice with respect to any Participant whose total annual cash compensation opportunity does not exceed two hundred thousand dollars ($200,000);

•

make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or law including any interpretations thereof or any changes to any of the foregoing;

•

other than as required by applicable law, (A) make, revoke or change any material tax election, (B) file any material amended tax return, (C) settle or compromise any claim relating to a material amount of taxes of the Company or its subsidiaries for an amount materially in excess of amounts reserved, (D) enter into any “closing agreement” within the meaning of in Section 7121 of the United States Internal Revenue Code of 1986, as amended (or any analogous provision of state, local or foreign law) relating to a material amount of taxes, (E) surrender any right to claim a material tax credit or refund, (F) fail to timely file any material tax return required to be filed (after taking into account any extensions) by the applicable entity, (G) prepare any material tax return on a basis inconsistent with past practice, (H) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for taxes or (I) adopt or change any material tax accounting principle, method, period or practice;

•

waive, release, assign, settle or compromise any claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation arising in connection with the Merger Agreement or the Transactions, which is governed by the Merger Agreement) or other proceedings other than settlements of, or compromises for, any such litigation or other proceedings (A) funded, subject to payment of a deductible or self-insured retention not to exceed five hundred thousand dollars ($500,000), solely by insurance coverage maintained by the Company or its subsidiaries or (B) for less than one million dollars ($1,000,000) (net of any insurance coverage maintained by the Company or its subsidiaries) in the aggregate, in each case that would not grant any material injunctive or equitable relief or impose any material restrictions or changes on the business or operations of the Company or its subsidiaries and without any admission of wrongdoing or liability on the Company or Parent or any of their respective subsidiaries;

•

make any capital expenditure in excess of the amounts set forth in the Company’s capital expenditure budget made available to Parent, other than (1) unbudgeted capital expenditures not in excess of two hundred thousand dollars ($200,000) in the aggregate per fiscal quarter, or (2) expenditures related to land acquisition, land development and construction costs otherwise not prohibited by the Merger Agreement;

•

enter into any contract or transaction between the Company or its subsidiaries, on the one hand, and any affiliate or director or officer of the Company on the other hand, or enter into any other contract or transaction with any other person or entity, in each case, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act; (xvii) make any loans or advances (other than advances in the ordinary course of business for travel and other normal business expenses or any advancement of expenses under the Company’s governing documents or equivalent governing documents of any subsidiary of the Company) to stockholders, directors, officers or employees of the Company;

•	commence any new line of business in which it is not engaged on the date of the Merger Agreement or discontinue any existing line of business;

•	fail to use commercially reasonable efforts to maintain or renew any material intellectual property of the Company;

•

voluntarily fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to the Company or its subsidiaries, any insurance policy maintained with respect to the Company and its subsidiaries and their assets and properties; provided, that in the event of a termination, cancellation or lapse of any insurance policies, the Company will use commercially reasonable efforts to promptly obtain replacement policies providing insurance coverage with respect to the assets, operations and activities of the Company and its subsidiaries no less favorable than the terms of such terminated, cancelled or lapsed policy;

•

take any action to exempt any person or entity from, or make any acquisition of securities of the Company by any person or entity not subject to, any state takeover statute or similar statute or regulation or any similar anti-takeover provision in the governing documents of the Company, that applies to the Company, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, the Offeror, or any of their respective subsidiaries or affiliates, or the Transactions;

•	enter into, adopt or authorize the adoption of any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan;

•	grant any material refunds, credits, rebates or allowances to any customers of the Company or its subsidiaries; or

•	authorize, agree or commit, in writing or otherwise, to do any of the foregoing.

Stockholder Approval. If the Offer is consummated and as a result the Offeror owns Shares, together with any Shares then owned by the Offeror, Parent and any of their respective affiliates, that represent a majority of the then-outstanding Shares, we will not seek the approval of the Company’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a successful tender offer for a public corporation, the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger Closing will take place as soon as practicable after the consummation of the Offer, but in any event no later than the business day immediately following, the payment for the Shares tendered in the Offer, without a meeting or vote of the stockholders of the Company, in accordance with Section 251(h) of the DGCL.

No Solicitation. The Company agrees that it will not, and that it will cause its subsidiaries and its and their representatives not to, (i) initiate, solicit, knowingly facilitate (including by providing access to its properties, books and records or data or any non-public information concerning the Company or its subsidiaries to any third party or group for the purpose of facilitating any inquiries, proposals or offers relating to any Company Acquisition Proposal) or knowingly encourage any inquiries, proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal (as defined below) or the consummation thereof or enter into, continue or otherwise participate or engage in any discussions or negotiations with respect thereto, (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Company Acquisition Proposal, (iii) effectuate a Company Change of Board Recommendation (as defined below), (iv) enter into any merger agreement, acquisition agreement, letter of intent or other similar agreement or arrangement relating to any Company Acquisition Proposal (other than a confidentiality agreement that contains confidentiality and non-use and other provisions that are at least as restrictive in all respects with respect to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement (as defined below), except that such confidentiality agreement (i) need not contain any standstill or similar provisions and (ii) will not include any provisions calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company or Parent from satisfying its obligations under the Merger Agreement (an “Acceptable Confidentiality Agreement”), (v) take any action to exempt any person or entity from, or make any acquisition of securities of the Company by any person or entity not subject to, any state takeover statute or similar statute or regulation or any similar anti-takeover provision in the governing documents of the Company, that applies to the Company or (vi) authorize any of, or commit, resolve or agree to do any of the foregoing. Subject to the applicable non-solicitation provisions of the Merger Agreement, the Company will, and will cause its subsidiaries and representatives (on behalf of the Company or the its subsidiaries) to, (A) promptly (and, in any event, within twenty-four hours after the execution of the Merger Agreement) cease any discussion or negotiation with any person or entity (other than Parent and its affiliates and representatives on its behalf) prior to the date of the Merger Agreement by the Company, its subsidiaries or any of its representatives with respect to any Company Acquisition Proposal, (B) promptly (and, in any event, within twenty-four hours after the execution of the Merger Agreement) terminate access by any third party to any physical or electronic data room relating to any Company Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal and (C) promptly (and in any event within two business days after the execution of the Merger Agreement) request the prompt return or destruction of any confidential information provided to any third party. Notwithstanding anything to the contrary contained in the Merger Agreement, the Company and its representatives may (A) contact any person or entity that has made after the date of the Merger Agreement a bona fide, unsolicited Company Acquisition Proposal solely in order to seek to clarify and understand the terms and conditions thereof (which contact, for the avoidance of doubt, will not include any negotiation of such terms or conditions) in order to determine whether such inquiry, proposal or offer constitutes or would reasonably be expected to lead to a Superior Company Proposal (as defined below) and (B) inform a third party that has made or is considering making a Company Acquisition Proposal of the applicable non-solicitation provisions of the Merger Agreement.

Notwithstanding the foregoing, if, at any time following the date of the Merger Agreement and prior to the Effective Time, (i) the Company receives a bona fide written Company Acquisition Proposal from a third party, which Company Acquisition Proposal was made or renewed on or after the date of the Merger Agreement and does not result from a breach (other than a de minimis breach) of the obligations set forth in certain provisions in the Merger Agreement related to non-solicitation and (ii) the Company Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal and the failure to take the following actions would breach the directors’ fiduciary duties under applicable law, then the Company may (A) enter into an Acceptable Confidentiality Agreement with and furnish information with respect to the Company and its subsidiaries (including nonpublic information) to the third party making such Company Acquisition Proposal or its representatives, and (B) participate in discussions or negotiations with such third party making such Company Acquisition Proposal and its representatives regarding such Company Acquisition Proposal (subject to the notification and other requirements of the applicable non-solicitation provisions of the Merger Agreement); provided that the Company (1) will not, and will cause its subsidiaries and representatives not to, disclose any nonpublic information to such third party or its representatives without first entering into an Acceptable Confidentiality Agreement with such third party or its representatives, as applicable, and (2) will provide to Parent any nonpublic information concerning the Company or its subsidiaries provided or made available to such other person or entity that was not previously provided or made available to Parent concurrently with after the provision of such information is provided to such other person or entity. Without limiting the foregoing, the parties to the Merger Agreement have agreed that any violation of the restrictions or obligations set forth in the applicable non-solicitation provisions of the Merger Agreement by any subsidiary of the Company, or any representative of the Company or any subsidiary of the Company acting on behalf of the Company, will be a breach of the applicable non-solicitation provisions of the Merger Agreement by the Company.

The Company will promptly (and in any event within twenty-four hours after receipt by the Company) notify Parent in the event that the Company receives any Company Acquisition Proposal, which notice will include the identity of the third party making such Company Acquisition Proposal and a copy of such Company Acquisition Proposal and any written documentation provided in connection therewith (or, where such Company Acquisition Proposal is not in writing, a detailed summary of the material terms and conditions of such Company Acquisition Proposal). Without limiting the foregoing, the Company will promptly (and in any event at least twenty-four hours prior to such provision or engagement) advise Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning a Company Acquisition Proposal pursuant to the applicable provision of the Merger Agreement. Thereafter, the Company will keep Parent informed on a prompt (and, in any event, within twenty-four hours) basis of the status and material details (including amendments or proposed amendments) of any such Company Acquisition Proposal (including providing copies of any written documentation material relating to such Company Acquisition Proposal).

Notwithstanding anything to the contrary contained in the Merger Agreement, the Company Board may, at any time prior to the Acceptance Time, and subject to compliance with the requirements of the Merger Agreement, effect a Company Change of Board Recommendation in response to a Company Intervening Event (as defined below) or the receipt of a Superior Company Proposal, if the Company Board determines in good faith, after consultation with outside counsel, that the failure to effect a Company Change of Board Recommendation in response to such Company Intervening Event would breach the directors’ fiduciary duties under applicable law.

At any time prior to the Acceptance Time, the Company may terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Company Proposal, but only if the Company has not breached, in any respect (other than a de minimis breach), its obligations under the applicable non-solicitation provisions of the Merger Agreement with respect to such Superior Company Proposal; provided, that the Company (i) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to the Merger Agreement prior to or concurrently with such termination and (ii) immediately following or concurrently with such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such Superior Company Proposal.

Notwithstanding the foregoing, the Company will not be entitled to effect a Company Change of Board Recommendation pursuant to the applicable non-solicitation provisions of the Merger Agreement or terminate the Merger Agreement pursuant to the applicable provisions of the Merger Agreement unless (x) the Company has provided to Parent at least five business days’ prior written notice (the “Company Notice Period”) of the Company’s intention to take such action, which notice specifies the material terms and conditions of such Company Acquisition Proposal (and have provided to Parent a copy of the available proposed transaction agreement to be entered into in respect of such Company Acquisition Proposal), or a detailed written description of such Company Intervening Event, as applicable, and (y) (i) during the Company Notice Period, if requested by Parent, the Company engages in good faith negotiations with Parent regarding any adjustment or amendment to the Merger Agreement or any other agreement proposed in writing by Parent; and (ii) the Company Board has considered in good faith any proposed adjustments or amendments to the Merger Agreement (including a change to the price terms of the Merger Agreement) and any other agreements that may be proposed in writing by Parent no later than 11:59 A.M., New York City time, on the last day of the Company Notice Period and has determined in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that (A) the failure to make a Company Change of Board Recommendation pursuant to the applicable non-solicitation provisions of the Merger Agreement or terminate the Merger Agreement pursuant to the applicable provisions of the Merger Agreement, as applicable, would breach the directors’ fiduciary duties under applicable law and (B) in the case of any action proposed to be taken pursuant to the applicable non-solicitation provisions of the Merger Agreement, such Company Acquisition Proposal continues to constitute a Superior Company Proposal. Any (A) material changes relating to such Company Intervening Event or (B) material revisions to such Superior Company Proposal offered in writing by the party making any such Superior Company Proposal, as applicable, constitutes a new Company Intervening Event or Company Acquisition Proposal, as applicable, and, in each case, the Company is required to deliver a new written notice to Parent and to again comply with the requirements of the applicable non-solicitation provisions of the Merger Agreement with respect to such new written notice, except that the Company Notice Period will be four business days (rather than five business days) with respect thereto, but no such new written notice will shorten the original Company Notice Period.

For purposes of the Merger Agreement, “Company Acquisition Proposal” means any offer or proposal from a third party (other than Parent, the Offeror or their respective affiliates) concerning (a) a merger, consolidation, or other business combination transaction (including any single- or multi-step transaction) or series of related transactions involving the Company in which any person or entity or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership of equity interests representing 20% or more of the voting power of the Company, (b) a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, partnership, joint venture or otherwise, of assets of the Company (including equity interests of a subsidiary of the Company) or the subsidiaries of the Company representing 20% or more of the consolidated assets of the Company and its subsidiaries based on their fair market value as determined in good faith by the Company Board, (c) an issuance or sale (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of equity interests representing 20% or more of the voting power of the Company or a tender offer or exchange offer in which any person or entity or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership, or the right to acquire beneficial ownership, of equity interests representing 20% or more of the voting power of the Company, or (d) any combination of the foregoing (in each case, other than the Merger).

For purposes of the Merger Agreement, “Company Change of Board Recommendation” means the Company Board (a) withholds or withdraws (or changes, modifies, amends or qualifies) (or publicly proposes to withhold or withdraw (or change, modify, amend or qualify)) the Board Recommendation, (b) approves, endorses, adopts, recommends or otherwise declares advisable (or publicly proposes, or announces an intention, to approve, endorse, adopt, recommend or otherwise declare advisable), any Company Acquisition Proposal, (c) fails to include the Board Recommendation in the Schedule 14D-9 to be filed in connection with the Merger Agreement and the Transactions, (d) if any Company Acquisition Proposal has been made public, fails to reaffirm the Board Recommendation upon request of Parent within the earlier of three business days prior to the then-scheduled Expiration Time or ten business days after Parent requests in writing such reaffirmation with respect to such Company Acquisition Proposal or (e) fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Company Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten business days after the commencement of such Company Acquisition Proposal; provided, however, that (i) any written notice of the Company’s intention to make a Company Change of Board Recommendation prior to effecting such Company Change of Board Recommendation in accordance with the terms of the Merger Agreement in and of itself will not be deemed a Company Change of Board Recommendation, and (ii) Parent may make such request pursuant to clause (d) only once with respect to such Company Acquisition Proposal unless such Company Acquisition Proposal is subsequently publicly modified in which case Parent may make such request once each time such a modification is made.

For purposes of the Merger Agreement, “Company Intervening Event” means any fact, change, condition, occurrence, effect, event, circumstance or development with respect to the Company and its subsidiaries, taken as a whole, that (a) was not known or reasonably foreseeable (with respect to substance or timing) to the Company

Board, or a committee thereof, as of or prior to the date of the Merger Agreement and (b) first becomes known to the Company Board after the execution of the Merger Agreement and at any time prior to the Acceptance Time; provided, however, that any change, condition, occurrence, effect, event, circumstance or development (i) that is set forth in clauses (i) through (vi) of the definition of “Company Material Adverse Effect”, (ii) that involves or relates to a Company Acquisition Proposal or a Superior Company Proposal (which, for purposes of this definition, will be read without reference to any percentages set forth in the definitions of “Company Acquisition Proposal” or “Superior Company Proposal”) or any inquiry or communications or matters relating thereto, (ii) resulting from a breach of the Merger Agreement by the Company or (iii) solely resulting from a change after the execution and delivery of the Merger Agreement in the market price or trading volume of the Company Shares, will not be deemed to constitute a Company Intervening Event.

For purposes of the Merger Agreement, “Superior Company Proposal” means a bona fide written Company Acquisition Proposal (except the references therein to “20% or more” will be replaced by “more than 50%”), made by a third party which the Company Board has determined, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside legal counsel), taking into account such factors as the Company Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of, and the person or entity or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including financing thereof) and the person or entity making the Company Acquisition Proposal and (b) if consummated in accordance with its terms, would result in a transaction that is more favorable from a financial point of view to the Company’s stockholders than the Merger and the other Transactions, in each case, taking into account any changes to the terms of the Merger Agreement proposed in writing by Parent, pursuant to, and in accordance with, the applicable non-solicitation provisions of the Merger Agreement and taking into account any legal, financial, timing, regulatory and approval considerations, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, and the identity of the person or entity or persons or entities making the Company Acquisition Proposal.

Notwithstanding anything to the contrary contained in the applicable non-solicitation provisions of the Merger Agreement will prohibit the Company or the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would violate applicable law or (iii) issuing a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, in which the Company indicates that it has not changed the Company Board Recommendation as of the date of such statement, provided, that such statement will not constitute a Company Change of Board Recommendation.

Notwithstanding anything to the contrary contained in the applicable non-solicitation provisions of the Merger Agreement, the Company will not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided, however, at any time prior to the Acceptance Time, the Company may grant a waiver or release under any standstill agreement, or any provision of any confidentiality or similar agreement with similar effect, if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would breach the directors’ fiduciary duties under applicable law. The Company will provide written notice to Parent of the waiver or release of any standstill by the Company, including disclosure of the identities of the parties thereto and a summary of the material circumstances relating thereto. Except for the waiver or release of any standstill, or any provision of any confidentiality or similar agreement with similar effect, as contemplated by the applicable non-solicitation provisions of the Merger Agreement, the Company will not release or permit the release of any person or entity from, or amend, waive, terminate or modify, and will not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which the Company or its subsidiaries are a party or under which the Company or its subsidiaries have any rights. The Company will not, and will not permit any subsidiary of the Company to, enter into any confidentiality or similar agreement subsequent to the date of the Merger Agreement that prohibits the Company from providing to Parent the information specifically required to be provided to Parent pursuant to the applicable non-solicitation provisions of the Merger Agreement.

Employee Benefits Matters. From and after the Effective Time, the Company will, and Parent will cause the Surviving Corporation to, honor all benefit plans in accordance with their terms as in effect immediately prior to the Effective Time or as such terms may be amended in accordance with the applicable benefit plan after the Effective Time. Notwithstanding the generality of the foregoing, for a period of one year following the Effective Time, Parent will provide, or will cause to be provided, to each person who is employed by the Company or the subsidiaries of the Company immediately prior to the Effective Time who continues in the employ of Parent, the Surviving Corporation or any of their respective affiliates on or after the Effective Time (each, an “Employee”) (i) a base salary or wage rate and short-term incentive cash compensation opportunities that, in each case, are no less favorable than were provided to the Employee immediately before the Effective Time, (ii) severance benefits and protections that are no less favorable than those provided to such Employee immediately prior to the Effective Time and (iii) retirement, health, welfare and employee and fringe benefits (excluding severance, postemployment welfare, equity or equity-based compensation and defined benefit pension benefits), that are no less favorable in the aggregate than those provided to the Employee immediately before the Effective Time.

For purposes of vesting, eligibility to participate and for calculating severance and vacation entitlements under the employee benefit plans of Parent and its subsidiaries (each, a “New Plan”), each Employee will be credited with his or her years of service with the Company and the subsidiaries of the Company and their respective predecessors before the Effective Time, to the same extent as such Employee was entitled before the Effective Time, to credit for such service under any similar benefit plan in which such Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing will not apply to the extent that its application would result in a duplication of benefits. In addition and without limiting the generality of the foregoing, (A) each Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plans is comparable to a benefit plan in which such Employee participated immediately prior to the Effective Time (such plans, collectively, the “Old Plans”) and (B) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Employee, Parent will use its commercially reasonable efforts to cause all eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans, and Parent will use its commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Pursuant to the terms of the Merger Agreement, the Surviving Corporation will, or Parent will cause the Surviving Corporation to, pay to each holder of a Company Performance Award the target value of such Company Performance Award (less any applicable withholding taxes) as promptly as practicable (and in no event later than the next regularly scheduled payroll date) after the earlier of (i) the nine-month anniversary of the Effective Time and (ii) the date on which such Company Performance Award (or the applicable portion thereof) was scheduled to vest in accordance with its terms as in effect as of immediately prior to the Effective Time, subject to such holder’s continued employment with the Surviving Corporation (or Parent or its subsidiaries) through such earlier date (subject to earlier payment upon certain qualifying terminations of employment).

In the event the Effective Date occurs prior to the payment of bonuses with respect to calendar year 2021, then Parent and its affiliates will cause each Employee who participates in the 2021 Executive Bonus Program (as defined in the Merger Agreement) to be paid such Employee’s 2021 annual bonus, determined pursuant to the terms and conditions set forth in such program and based on actual achievement of such performance goals through December 31, 2021. Such annual bonuses (less any applicable withholding taxes) will be paid no later than January 31, 2022, subject to the Employee’s continued employment through December 31, 2021 (provided that Employees will remain eligible to receive 2021 annual bonuses upon certain qualifying terminations of employment).

Indemnification.

The Merger Agreement provides that for six years from and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, assume, honor and fulfill in all respects the obligations of the Company and its subsidiaries to indemnify, hold harmless and advance the costs, fees and expenses of all past and present directors and officers of the Company or each subsidiary of the Company (collectively, the “Covered Persons”) under and to the same extent such persons are indemnified as of the date of the Merger Agreement by the Company or such subsidiary of the Company pursuant to (i) indemnification, expense advancement and exculpation provisions in the governing documents of the Company, the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of any subsidiary of the Company, and (ii) any indemnification agreements, if any, in existence on the date of the Merger Agreement with any Covered Person and made available to Parent (collectively, the “Existing Indemnification Agreements”), in each case, to the fullest extent permitted by applicable law, arising out of acts or omissions in their capacity as directors or officers of the Company or such subsidiary of the Company occurring at or prior to the Effective Time. Parent will cause the Surviving Corporation to advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to the applicable provisions of the Merger Agreement in accordance with the procedures (if any) set forth in the governing documents of the Company, the certificate of incorporation and bylaws, or equivalent organizational documents, of any subsidiary of the Company, and any Existing Indemnification Agreements, as applicable; provided, that the applicable Covered Person provides an undertaking to repay such advance if it is ultimately determined by a final non-appealable order of a court of competent jurisdiction that such Covered Person is not entitled to indemnification under the applicable provisions of the Merger Agreement or otherwise. Notwithstanding anything herein to the contrary, if any actions, suits, claims (or counterclaims), hearings, arbitrations, investigations, inquiries, litigations, mediations, grievances, audits, examinations or other proceedings, in each case, by or before any governmental entity (collectively, “Proceedings”) (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification, expense advancement or exculpation hereunder on or prior to the sixth anniversary of the Effective Time, the applicable provisions of the Merger Agreement will continue in effect until the final disposition of such Proceeding or investigation.

The Merger Agreement provides that for not less than six years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation and the equivalent governing documents of the subsidiaries of the Company will contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the governing documents of the Company and the equivalent governing documents of the subsidiaries of the Company, as applicable. Following the Effective Time, the Existing Indemnification Agreements will be assumed by the Surviving Corporation, without any further action, and will continue in full force and effect in accordance with their terms.

The Merger Agreement provides that for not less than six years from and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, maintain for the benefit of the directors and officers of the Company and its subsidiaries, as of the date of the Merger Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event providing coverage not less favorable in the aggregate than the existing policies of the Company and its subsidiaries; provided that the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of the Merger Agreement, but in such case will purchase as favorable of coverage as is available for such amount. The provisions of the immediately preceding sentence will be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time and provide such directors and officers with coverage for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the adoption and approval of the Merger Agreement and the Transactions. If such prepaid policies have been obtained prior to the Effective Time, the Company and the Surviving Corporation, as applicable, will, and Parent will cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

In the event that the Surviving Corporation (i) consolidates with or merges into any other entity and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then, in each case, proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in the applicable provisions of the Merger Agreement.

The obligations under the applicable provisions of the Merger Agreement as described above are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, or by any contract. The obligations of Parent and the Surviving Corporation under the applicable provisions of the Merger Agreement will not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns); it being expressly agreed that the Covered Persons (including successors and assigns) will be third party beneficiaries of the applicable provisions of the Merger Agreement. In the event of any breach by the Surviving Corporation or Parent of the applicable provisions of the Merger Agreement described above, the Surviving Corporation will pay all reasonable and out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in the applicable provisions of the Merger Agreement described above as such fees are incurred upon the written request of such Covered Person.

Efforts.

The Merger Agreement provides that each of the Company, Parent and the Offeror will use its respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under law or otherwise to consummate and make effective the Merger, the Offer and the other Transactions as promptly as practicable, (ii) take all such actions (if any) as may be required to cause the expiration of the notice periods under applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any country or jurisdiction, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended (collectively, “Competition Laws”) with respect to such transactions as promptly as practicable after the execution of the Merger Agreement, (iii) obtain (A) from any governmental entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, the Offeror or the Company, or any of their respective subsidiaries, to effect the Merger Closing as promptly as practicable, and in any event not later than three business days prior to the Outside Date, and to avoid any action or proceeding by any governmental entity or any other person or entity, in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Transactions, including the Merger and the Offer, and (B) from any third party any consents or notices that are required to be obtained or made by Parent, the Offeror or the Company, or any of their respective subsidiaries, in connection with the Transactions in the case of this clause (B), only to the extent that Parent, the Offeror and the Company reasonably determine, after consultation and cooperation with one another, that such consent or notice should be obtained or made, (iv) cause the satisfaction of all Offer Conditions and cause the satisfaction of all conditions to the Merger set forth in the Merger Agreement, in each case, within its control (v) defend and seek to prevent the initiation of all actions, lawsuits or other legal, regulatory or other Proceedings to which it is a party challenging or affecting the Merger Agreement or the consummation of the Transactions, in each case until the issuance of a final, nonappealable any judgment, order, decision, writ, injunction, decree, legal or arbitration award, ruling, SEC requirement or settlement or consent agreement, in each case, with a governmental entity of competent jurisdiction that is binding on the applicable person or entity under applicable law (each, an “Order”), (vi) seek to have lifted or rescinded any injunction or restraining order that may adversely affect the ability of the parties to consummate the Transactions, in each case until the issuance of a final, nonappealable Order, (vii) prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party or any governmental entity to consummate the Merger, the Offer or the other Transactions, (viii) take all reasonable steps as may be necessary to obtain all such consents and approvals, and (ix) as promptly as reasonably practicable after the date of the Merger Agreement, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to the Merger Agreement, the Merger and the Offer required under any other applicable law. Notwithstanding anything to the contrary herein, the Company will not be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any contract), or the provision of additional security (including a guaranty) or otherwise incur or assume or agree to incur or assume any liability that is not conditioned upon the consummation of the Merger, to obtain any consent, waiver or approval of any person or entity (including any governmental entity) under any contract.

The Merger Agreement also provides that each of Parent and the Company agrees that, between the date of the Merger Agreement and the Effective Time, each of Parent and the Company will not (and the Company will cause its subsidiaries not to) (i) enter into or consummate any agreements or arrangements for an acquisition of any ownership interest in, or assets of, any person or entity, if such ownership interest or assets would reasonably be expected to result in any delay in obtaining, or the failure to obtain, any regulatory approvals required in connection with the Transactions, or (ii) take or agree to take any other action which would reasonably be expected to result in any delay in obtaining, or which would reasonably be expected to result in the failure to obtain, any approvals of any governmental entity required in connection with the Transactions, or which would otherwise reasonably be expected to prevent or delay the Merger or the Offer.

Each of Parent, the Offeror and the Company will (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Proceeding by or before any governmental entity with respect to the Merger, the Offer or any of the other Transactions, (ii) keep the other parties notified as to the status of any such request, inquiry, investigation, action or other Proceeding, (iii) promptly notify the other parties of any oral or written communication to or from any governmental entity regarding the Merger, the Offer or any of the other Transactions and (iv) promptly provide to the other parties copies of any written communications received or provided by such party, or any of its subsidiaries, from or to any governmental entity with respect to the Merger, the Offer or any other Transactions, subject to certain limitations and qualifications. Each party to the Merger Agreement will consult and cooperate with the other parties with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to all notices, submissions, or filings made by such party with any governmental entity or any other information supplied by such party to, or correspondence with, a governmental entity in connection with the Merger Agreement or any Transactions and will permit the other parties to review and discuss in advance and consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger, the Offer or any of the other Transactions. Each party to the Merger Agreement will consult with the other parties in advance and give the other parties or their authorized representatives the opportunity to be present at each meeting or teleconference relating to such request, inquiry, investigation, action or other Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection with such request, inquiry, investigation, action or other Proceeding. Notwithstanding anything to the contrary in the Merger Agreement, Parent will, after consulting with the Company and considering in good faith the Company’s views, control all aspects of the parties’ efforts to gain regulatory clearance either before any governmental entity or in any action brought to enjoin the Transactions pursuant to any Competition Law.

Takeover Statutes. If any state takeover law or state law or any similar anti-takeover provision in the governing documents of the Company that purports to limit or restrict business combinations or the ability to acquire or vote Shares becomes or is deemed to be applicable to the Company, Parent, the Offeror, the Merger Agreement, the Merger, the Offer or any other Transactions, then Parent, the Offeror and the Company will cooperate and take all action reasonably available to render such law or provision inapplicable to the foregoing. Neither Parent, the Offeror nor the Company will take any action that would cause the Merger Agreement, the Merger, the Offer or the other Transactions to be subject to the requirements imposed by any such laws or provisions. No Company Change of Board Recommendation will change the approval of the Company Board for purposes of causing any such law or provision to be inapplicable to the Transactions.

Delisting and Deregistration. The Merger Agreement provides that, prior to the Effective Time, the Company will use reasonable best efforts to cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting of the Company and of the Shares from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting.

Parent Financing Covenant. The Financing (as defined below), or any alternative financing, is not a condition to the Offer or the Merger. The Merger Agreement provides that each of Parent and the Offeror shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Equity Financing (as defined in Section 12 – “Sources and Amount of Funds”) and the financing contemplated by the Debt Commitment Letters (collectively, the “Financing”) in an amount required to pay the aggregate Offer Price and Merger Consideration and any other amounts required to be paid by Parent or the Offeror on the Closing Date in connection with the consummation of the transactions contemplated by the Merger Agreement (including any fees and expenses of or payable by Parent or the Offeror on the Closing Date in connection with the transactions contemplated by the Merger Agreement (the “Required Amount”) not later than the Closing Date on the terms and conditions described in or contemplated by the Equity Commitment Letter and the Debt Commitment Letters (the “Commitment Letters”) (or on other terms with respect to conditionality that are not less favorable to Parent than the conditions set forth in the Commitment Letters), including using reasonable best efforts to (i) maintain in full force and effect the Commitment Letters and the Limited Guarantee (as defined in this Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents—Limited Guarantee”), (ii) negotiate and execute definitive agreements with respect to the Debt Financing required to pay the Required Amount (after taking into account any available Equity Financing) on the terms and conditions contained in the Debt Commitment Letters (the “Definitive Financing Agreements”), (iii) satisfy and comply with on a timely basis all conditions and covenants to the funding or investing of the Financing required to pay the Required Amount applicable to Parent or the Offeror in the Commitment Letters and the Definitive Financing Agreements that are within their control, (iv) consummate the Financing in an amount required to pay the Required Amount or enforce the Limited Guarantee at or prior to the Merger Closing and (v) enforce its rights under the Commitment Letters and the Limited Guarantee. Neither Parent nor the Offeror is permitted to release or consent to the termination of the obligations of any Equity Investor to provide the Equity Financing in an amount required to pay the Required Amount or to the termination of obligations under the Limited Guarantee.

If any portion of the Debt Financing in an amount required to pay the Required Amount (after taking into account any available Equity Financing) becomes unavailable on the terms and conditions contemplated in the

Debt Commitment Letters, the Merger Agreement requires Parent to use its reasonable best efforts to promptly notify the Company of such unavailability and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing on terms and conditions not less favorable to Parent than the terms and conditions contained in the Debt Commitment Letters in an amount sufficient to pay the Required Amount (“Alternative Financing”) and to obtain and promptly provide the Company with a copy of the new executed commitment letter and related letters that provide for such Alternative Financing. Parent or the Offeror are not required to (i) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter or (ii) pay any fees in excess of those contemplated by the Equity Commitment Letter or the Debt Commitment Letters.

The Merger Agreement provides that neither Parent nor the Offeror will permit or consent to or agree to any amendment, restatement, replacement, supplement, termination or other modification or waiver of any provision or remedy under, (i) the Equity Commitment Letter (other than to increase the amount of Equity Financing available thereunder), (ii) the Limited Guarantee or (iii) the Debt Commitment Letters, without the prior written consent of the Company, if such amendment, restatement, supplement, termination, modification or waiver would (A) impose new or additional conditions precedent to the funding of the Debt Financing or would otherwise adversely change, amend, modify or expand any of the conditions precedent to the funding of the Debt Financing, (B) be reasonably expected to prevent or delay the availability of all or a portion of the Debt Financing necessary to pay the Required Amount, (C) reduce the aggregate amount of the Debt Financing below the amount necessary to pay the Required Amount or (D) otherwise adversely affect the ability of Parent or the Offeror to enforce their rights under the Debt Commitment Letters.

The Merger Agreement requires that Parent give the Company prompt written notice after Parent’s knowledge (i) of any default or breach by any party under any of the Commitment Letters or the Definitive Financing Agreements of which Parent becomes aware, (ii) of any termination of any of the Commitment Letters, (iii) of the receipt of any written notice or other written communication from any Equity Investor or the sources of the Debt Financing (the “Debt Financing Source”) with respect to any (A) actual or potential default, breach, termination or repudiation of any Commitment Letter or any Definitive Financing Agreement, or any material provision thereof, in each case by any party thereto, or (B) material dispute or disagreement between or among any parties to any Commitment Letter or the Definitive Financing Agreements that would reasonably be expected to prevent or materially delay the Merger Closing or make the funding of the Financing required to pay the Required Amount on the Closing Date less likely to occur or give rise to a right of termination under any such arrangement, and (iv) of the occurrence of an event or development that would reasonably be expected to adversely impact the ability of Parent or the Offeror to obtain all or any portion of the Financing necessary to pay the Required Amount. Upon the request of the Company, Parent has agreed to promptly update the Company on the material activity and developments of its efforts to arrange and obtain the Financing, including by providing copies of all definitive agreements (and drafts of all offering documents and marketing materials) related to the Financing, and any amendments, modifications or replacements to any Commitment Letters.

The Merger Agreement requires that each of Parent and the Offeror use reasonable best efforts to launch, no later than ten business days after the date of the Merger Agreement, a consent solicitation seeking consents (the “Consent Solicitation”) to waive the requirement to repurchase the 7.25% senior notes maturing in 2025 (the “Notes”) issued pursuant to the Notes Indenture in connection with the Merger. On July 27, 2021. Parent and the Offeror launched the Consent Solicitation, and, on August 3, 2021, the Consent Solicitation was successfully completed.

Financing Cooperation Covenant. Prior to the Closing Date, the Merger Agreement requires the Company to use reasonable best efforts to provide, and cause its subsidiaries and use reasonable best efforts to cause their respective representatives to provide, customary cooperation in connection with the arrangement of the Debt Financing, including using reasonable best efforts to: (i) as promptly as practicable furnish certain financial statements and other information regarding the Company and its subsidiaries (the “Required Financial

Information”) and other pertinent and customary information regarding the Company and its subsidiaries; (ii) (A) participate in a reasonable number of meetings and presentations with arrangers or agents, prospective lenders and other investors and sessions with rating agencies, due diligence sessions and drafting sessions and otherwise cooperate with the marketing and due diligence efforts for any of the Debt Financing (including use of commercially reasonable efforts to ensure that the Debt Financing Sources and their advisors and consultants will have sufficient access to the Company and its subsidiaries to complete any necessary audits or appraisals of the assets of the Company and its subsidiaries (including with respect to any assets comprising any “borrowing base” in respect of the Debt Financing)), (B) assist Parent in obtaining ratings in connection with the Debt Financing, (C) reasonably cooperate in the preparation of materials for rating agency presentations, offering memoranda, marketing materials, bank information memoranda, lender presentations or similar documents (collectively, the “Offering Documents”), (D) assist Parent with the preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent or the Debt Financing Sources to be included in any marketing materials or offering documents or of the type required by the Debt Commitment Letters, and (E) request and facilitate the Company’s independent auditors to (1) provide (x) auditors consents and reports reasonably required for the Offering Documents and (y) comfort letters (including customary “negative assurance” comfort and change period comfort) with respect to the financial information relating to the Company and its subsidiaries contained in the Offering Documents that are customary in connection with high-yield financings of the type contemplated as part of the Debt Financing and (2) attend a reasonable number of accounting due diligence and drafting sessions; (iii) provide Parent and the Debt Financing Sources, at least four business days prior to the Merger Closing (to the extent requested at least eight business days prior to the Merger Closing), with all documentation and other information with respect to the Company and its subsidiaries as will have been reasonably requested in writing by Parent or any Debt Financing Source that is required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations; and (iv) (A) take all corporate actions, subject to the occurrence of the Merger Closing, reasonably required to permit the consummation of the Debt Financing, (B) reasonably cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letters or any definitive document relating to the Debt Financing, to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its subsidiaries and (C) assist with the preparation of definitive financing documentation, to the extent reasonably requested by Parent, and execute and deliver any such documents) as may be reasonably requested by Parent. The Merger Agreement provides that the Company is not required to provide certain customary excluded information and its cooperation obligations are subject to customary exceptions.

The Merger Agreement permits Parent to commence and conduct, in accordance with the indenture governing the Notes (the “Notes Indenture”), one or more offers to purchase, including any “Change of Control Offer” and/or any tender offer, or any exchange offer, and to conduct a consent solicitation (each, a “Debt Offer”), with respect to the Notes, to the extent (A) in compliance with applicable law, the terms of the Notes Indenture and any other rights of any holder of the Notes and (B) at the sole expense of Parent. Parent will not be permitted to commence any applicable Debt Offer until Parent will have provided the Company with the necessary offer to purchase, offer to exchange, consent solicitation statement, letter of transmittal and press release, in each case if any, in connection therewith and each other document relevant to such transaction that will be distributed by Parent to holders of the Notes in the applicable Debt Offer (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Debt Offer. The Merger Agreement requires the Parent to reasonably consult with the Company regarding the material terms and conditions of any Debt Offer (other than financial terms), including the timing and commencement of any Debt Offer and any relevant tender or consent deadlines. The closing (or, if applicable, effectiveness) of any of the Debt Offers is required to be conditioned on the occurrence of the Merger Closing, and the Company will use reasonable best efforts to cooperate with Parent to facilitate the initial settlement of the Debt Offers by Parent on the Closing Date. Subject to the terms and conditions of the Merger Agreement, the Company will, and will cause its subsidiaries and their respective representatives to, in each case, use their reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the Debt Offers. To the extent any Debt Offer includes a consent solicitation, subject to the receipt of any requisite consents and the other terms of the Merger Agreement, the Merger Agreement requires the Company and its subsidiaries to execute one or more supplemental indentures amending the terms and provisions of the Notes Indenture, which supplemental indentures will become operative no earlier than the Closing Date, and to use reasonable best efforts to cause U.S. Bank, National Association, as trustee under the Notes Indenture (the “Notes Trustee”) to enter into such supplemental indenture before or substantially simultaneously with the consummation of the Merger.

If requested by Parent, in lieu of or in addition to Parent commencing Debt Offers, the Merger Agreement requires the Company to use reasonable best efforts to (i) send any notices of redemption with respect to the Notes and (ii) use reasonable best efforts to take such actions as may be required under the Notes Indenture to cause the Notes Trustee to proceed with the redemption of the Notes. At the Closing, the Merger Agreement requires Parent to make, or cause to be made, a deposit with the Notes Trustee of funds sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the applicable redemption date on, and applicable make-whole and redemption premiums related to, the Notes so redeemed, together with payment of other fees and expenses payable by the Company under the Notes Indenture. The Merger Agreement also requires the Company to use reasonable best efforts to deliver to Parent at least two business days prior to the Closing Date an appropriate and customary payoff letter with respect to the Company Credit Facility (as defined in the Merger Agreement).

The Merger Agreement requires the Company to, and to cause its subsidiaries to, use reasonable best efforts to periodically update any Required Financial Information provided to Parent as may be necessary so that such Required Financial Information is compliant with the requirements of the Merger Agreement. The Company has agreed to (A) use its reasonable best efforts to file all reports on Form 10-K and Form 10-Q and Form 8-K (to the extent required to include financial information pursuant to Item 9.01 thereof) and (B) use its reasonable best efforts to file all other Forms 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date. If, in connection with a marketing effort contemplated by the Debt Commitment Letters, Parent reasonably requests the Company to file a Current Report on Form 8-K that contains material non-public information with respect to the Company and its subsidiaries, which Parent reasonably determines is necessary (after consultation with the Company and if the Company does not unreasonably object) to include in a customary offering document for the Debt Financing, then, upon the Company’s review of and reasonable satisfaction with such filing, unless the Company reasonably objects, the Company is required to file a Current Report on Form 8-K containing such material non-public information.

Pursuant to the Merger Agreement, Parent has agreed to indemnify, hold harmless and reimburse the Company, its subsidiaries and their respective representatives from and for all reasonable documented out-of-pocket costs, expenses, fees, losses, damages, claims, judgments, fines, penalties, interest, awards and liabilities incurred in connection with the foregoing cooperation (other than with respect to information provided by the Company or its subsidiaries), except to the extent incurred as a result of the gross negligence or willful misconduct of the Company, its subsidiaries and their respective representatives.

Stockholder Litigation; Notification of Certain Matters.

The Merger Agreement provides that prior to the earlier of the Effective Time or the termination of the Merger Agreement, the Company will promptly (and, in any event, within two business days) notify Parent of any Proceeding brought by the stockholders of the Company or other persons or entities (other than Parent, the Offeror, or its affiliates) against the Company or any of its directors, officers or the representatives of the Company arising out of or relating to the Merger Agreement or the other Transactions, and will keep Parent reasonably informed with respect to the status thereof. Prior to the earlier of the Effective Time or the termination of the Merger Agreement, the Company will give Parent the right to fully participate in (but not control) the defense (including by allowing for advanced review and comment on all filings or responses to be made in connection therewith) or settlement (including the right to participate in (at the participating party’s expense) the negotiations, arbitrations or mediations with respect thereto) of any such Proceeding, and the Company will in good faith give consideration to Parent’s advice with respect to such Proceeding and the underlying strategy documentation with respect thereto. Prior to the earlier of the Effective Time or the termination of the Merger Agreement, the Company will not cease to defend, settle or agree to settle any Proceeding relating to the Merger Agreement or the Transactions without Parent’s prior written consent (in its sole discretion).

Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Parent, the Offeror and the Company to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any and all of which may be waived in whole or in part by mutual consent of Parent, the Offeror and the Company, as the case may be, to the extent permitted by applicable law:

•	the Offeror having irrevocably accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer and the consummation of the Offer by the Offeror; and

•

the consummation of the Merger has not been restrained, enjoined, prevented or otherwise prohibited or made illegal by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental entity of competent jurisdiction then in effect, and there is not in effect any law that was enacted, promulgated or deemed applicable to the Merger by any governmental entity of competent jurisdiction that restrains, enjoins, prevents or otherwise prohibits the consummation of the Merger.

Termination. The Merger Agreement provides that it may be terminated, and the Transactions may be abandoned at any time prior to the Acceptance Time as follows:

(a)    by mutual written agreement of Parent and the Company;

(b)    by either the Company or Parent, if the Acceptance Time has not occurred on or before the Outside Date; provided, that if the Marketing Period has commenced but not yet been completed at the time of the Outside Date, the Outside Date will be extended to the date that is the earlier of (i) the five business days following the then-scheduled end date of the Marketing Period and (ii) fifteen business days following the original Outside Date; provided, further, that the right to terminate the Merger Agreement pursuant to the provision of the Merger Agreement related to this clause (b) will not be available to any party whose breach of the Merger Agreement (including, in the case of Parent, any such breach by the Offeror) has been a principal cause of the failure of any condition set forth in the Merger Agreement or the failure of the Acceptance Time to occur on or before the Outside Date;

(c)    by either the Company or Parent, if any court of competent jurisdiction or any other governmental entity of competent jurisdiction has issued any Order, or any law is in effect that was enacted, promulgated or deemed applicable to the Merger by any governmental entity of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal (1) prior to the Acceptance Time, the consummation of the Offer, or (2) prior to the Effective Time, the consummation of the Merger, and, in each case, such Order or law has become final and nonappealable; provided, that the right to terminate the Merger Agreement pursuant to the provision of the Merger Agreement related to this clause (c) will be available only if the party seeking to terminate the Merger Agreement (including, in the case of Parent, the Offeror) has complied in all material respects with certain of its applicable obligations under the Merger Agreement;

(d)    by Parent, at any time prior to the Acceptance Time, if the Company Board has effected a Company Change of Board Recommendation;

(e)    by the Company, at any time prior to the Acceptance Time, in order to enter into a definitive agreement with respect to a Superior Company Proposal, but only if the Company has not breached, in any respect (other than a de minimis breach), its obligations under the applicable provisions of the Merger Agreement with respect to such Superior Company Proposal; provided, that the Company (i) pays, or causes to be paid, to

Parent the Company Termination Fee payable pursuant to the Merger Agreement prior to or concurrently with such termination and (ii) immediately following or concurrently with such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such Superior Company Proposal;

(f)    by Parent if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in the Merger Agreement such that the Representations Condition or the Covenants Condition is not capable of being satisfied while such breach is continuing, (ii) Parent has delivered to the Company written notice of such breach and (iii) such breach is not capable of cure or has not been cured within the earlier of the Outside Date or thirty days from the date of delivery of such written notice to the Company; provided, that Parent is not permitted to terminate the Merger Agreement pursuant to the provision of the Merger Agreement related to this clause (f) if either Parent or the Offeror are then in material breach of their respective obligations under the Merger Agreement;

(g)    by the Company if: (i) there has been a breach by Parent or the Offeror of any of their representations, warranties or covenants contained in the Merger Agreement which would reasonably be expected to cause a Parent Material Adverse Effect (as defined in the Merger Agreement), (ii) the Company has delivered to Parent written notice of such breach and (iii) such breach is not capable of cure or has not been cured within the earlier of the Outside Date or thirty days from the date of delivery of such written notice to Parent; provided, that the Company is not permitted to terminate the Merger Agreement pursuant to the provision of the Merger Agreement related to this clause (g) if the Company is then in material breach of its obligations under the Merger Agreement;

(h)    by the Company if the Offeror has failed to commence or extend the Offer pursuant to the terms of the Merger Agreement within three business days of the time period specified therein; or

(i)    by the Company if, at any time following the Expiration Time, (1) the Offer Conditions (other than those conditions that by their nature are to be satisfied as of immediately prior to the Expiration Time, but subject to such conditions being able to be satisfied or waived at or prior to the Expiration Time) have been satisfied or waived at or prior to the Expiration Time (after giving effect to any extensions thereof in accordance with the Merger Agreement), (2) the Offeror has failed to consummate (as defined in Section 251(h) of the DGCL) the Offer in accordance with the terms of the Merger Agreement, (3) the Marketing Period has ended and the Company has irrevocably confirmed by written notice following the end of the Marketing Period to Parent the Company’s intention to terminate the Merger Agreement pursuant to the provision of the Merger Agreement related to this clause (i) if the Offeror fails to consummate (as defined in Section 251(h) of the DGCL) the Offer within three business days following the date of the Company’s delivery of such notice (with such notice stating the basis for such termination), (4) the Offeror fails to consummate (as defined in Section 251(h) of the DGCL) the Offer prior to the expiration of such three business day period, and (5) at all times during such three business day period, the Company has confirmed that it stood ready, willing and able to consummate the Transactions on the terms thereof; provided, that the right to terminate the Merger Agreement pursuant to the provision of the Merger Agreement related to this clause (i) is not available to the Company if the Company is then in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements contained in the Merger Agreement; provided, further, that notwithstanding anything in the provision of the Merger Agreement related to clause (b) above to the contrary, no party is permitted to terminate the Merger Agreement pursuant to the provision of the Merger Agreement related to clause (b) above during any such three business day period following delivery of the notice referred to in clause (3) above.

On August 3, 2021, the Consent Solicitation Triggering Event occurred and the Marketing Period automatically ended on the same date pursuant to the terms of the Merger Agreement, and therefore the limitation to the termination right related to the extension of the Marketing Period described in clause (b) above is no longer applicable.

Effect of Termination.

In the event of valid termination of the Merger Agreement as provided in the Merger Agreement, the Merger Agreement will immediately become void and there will be no liability or obligation on the part of Parent, the Company, the Offeror or their respective related parties, or on the part of any Debt Financing Sources; provided that (a) any such termination will not relieve the Company, Parent or the Offeror from liability for any fraud or Willful Breach (as defined below) prior to such termination of the Merger Agreement (which will not be limited to the fees or out-of-pocket costs) and (b) certain provisions of the Merger Agreement (as specified therein) and the Confidentiality Agreement will remain in full force and effect and survive any termination of the Merger Agreement, in each case, in accordance with and subject to their respective terms and conditions in all respects. Notwithstanding anything in the Merger Agreement to the contrary, in no event will Parent or its related parties, collectively, have any liability for monetary damages (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise or monetary damages in lieu of specific performance) in the aggregate in excess of $20,000,000 (the “Maximum Liability Amount”) and subject in all respects to the applicable provisions of the Merger Agreement (including the limitations set forth therein). For the avoidance of doubt, any termination by Parent will also be an effective termination of the Merger Agreement by the Offeror.

For purposes of the Merger Agreement, “Willful Breach” means a material breach of the Merger Agreement that is the consequence of an act or omission by the breaching party with the actual or constructive knowledge (which will be deemed to include knowledge of facts that a person or entity acting reasonably should have, based on reasonable due inquiry) that the taking of such act or failure to take such action would, or would reasonably expect to, result in or constitute such a material breach.

Fees and Expenses Following Termination.

Under the Merger Agreement, the parties have agreed that if the Merger Agreement is validly terminated by Parent in accordance with the provision of the Merger Agreement related to paragraph (d) described under “Termination” above or by the Company in accordance with the provision of the Merger Agreement related to paragraph (e) described under “Termination” above, then the Company will pay (or cause to be paid) to Parent (or its designee) prior to or concurrently with such termination, in the case of a termination by the Company, or within two business days thereafter, in the case of a termination by Parent, $4,760,000 (the “Company Termination Fee”).

Under the Merger Agreement, the parties have agreed that (i) if the Merger Agreement is validly terminated by (A) either Parent or the Company in accordance with the provision of the Merger Agreement related to paragraph (b) described under “Termination” above or (B) by Parent pursuant to the provision of the Merger Agreement related to paragraph (f) described under “Termination” above; and, prior to the date of such termination, a Company Acquisition Proposal is made public by the Company or any other person or entity or otherwise becomes publicly known, and (ii) within twelve months after such termination (A) the Company enters into a definitive agreement with respect to any Company Acquisition Proposal or (B) the transactions contemplated by any Company Acquisition Proposal are consummated (which need not be the same Company Acquisition Proposal that was made public or publicly known prior to the termination of the Merger Agreement), then the Company will pay (or cause to be paid) the Company Termination Fee to Parent (or its designee), by wire transfer of same-day funds no later than two business days after the consummation of such transaction. For purposes of this paragraph, the term “Company Acquisition Proposal” will have the meaning assigned to such term in this the Merger Agreement, except that the references to “20% or more” will be deemed to be references to “more than 50%.” In no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of the Merger Agreement at the same or at different times and the occurrence of different events.

Under the Merger Agreement, the parties have agreed that if the Merger Agreement is validly terminated by the Company pursuant to (x) the provision of the Merger Agreement related to paragraph (i) described under “Termination” above or (y) the provision of the Merger Agreement related to paragraph (b) described under “Termination” above, under circumstances in which the Company would have been entitled to terminate the

Merger Agreement pursuant to the provision of the Merger Agreement related to paragraph (i) described under “Termination” above, Parent will pay to the Company, within two business days following such termination, $15,000,000 (the “Parent Termination Fee”), it being understood that in no event will Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of the Merger Agreement at the same or at different times and the occurrence of different events.

Under the Merger Agreement, the Company, Parent and the Offeror have acknowledged that each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such fee is payable pursuant to the applicable provisions of the Merger Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to the provisions of the Merger Agreement described under this section titled “Fees and Expenses Following Termination”, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a Proceeding which results in a judgment against the other party, with respect to Parent or the Offeror, or parties, with respect to the Company, for the payment set forth in this section titled “Fees and Expenses Following Termination”, such paying party will pay the other party or parties, as applicable, its or their reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Proceeding not to exceed $500,000 (the “Expense Cap”), together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

Amendment. The Merger Agreement may be amended at any time prior to the Effective Time only by execution of an instrument in writing signed by each of the Company, Parent and the Offeror; provided, that no amendment, modification or alteration to certain provisions of the Merger Agreement (as specified therein) (and any related definitions to the extent an amendment, modification or alteration of such definitions would modify the substance of any of the relevant provisions) in any manner materially adverse to the Debt Financing Sources will be effective as to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letters.

Waiver. The Merger Agreement provides that, at any time prior to the Effective Time, Parent and the Offeror on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant to the Merger Agreement or (c) waive compliance by the other with any of the agreements or covenants contained in the Merger Agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any delay in exercising any right under the Merger Agreement will not constitute a waiver of such right.

Specific Performance. Under the Merger Agreement, the parties are entitled to seek an injunction or injunctions to prevent or remedy breaches of the Merger Agreement and to specific performance of the terms of the Merger Agreement, in each case in the Delaware Court of Chancery or, if such court does not have jurisdiction, in any federal court located in the State of Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing or anything in the Merger Agreement or any Ancillary Document (as defined in the Merger Agreement) or otherwise to the contrary, in no event will the Company or any related party of the Company (or any of the foregoing’s respective representatives) be entitled to enforce or seek to enforce specifically Parent’s or the Offeror’s obligation to cause all or any portion of the Equity Financing to be funded (whether under the Merger Agreement or the Equity Commitment Letter) or otherwise cause Parent or the Offeror to take action to consummate the Merger or the Offer (including the obligation to pay all or any portion of the Offer Price and/or the Merger Consideration) unless and only if: (i) the Marketing Period has ended, (ii) with respect to the Offer, the consummation of the Offer, the payment of the Offer Price and the Equity Financing related thereto, all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied as of immediately prior to the Expiration Time, but subject to the fulfillment or waiver of such conditions as of immediately prior to the Expiration Time), (iii) with respect to the Merger, the payment of the Merger Consideration and the Equity Financing related thereto, all of the conditions set forth in the applicable provisions of the Merger Agreement have been and continue to be satisfied or validly waived (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the fulfillment or valid waiver of those conditions at the Merger Closing), (iv) either (x) the Debt Financing (other than with respect to any revolving credit facility thereunder) has been received by Parent in full in accordance with the terms thereof, or the Debt Financing Sources have irrevocably confirmed in writing to the parties hereto that the Debt Financing (other than with respect to any revolving credit facility thereunder) will be funded in full at the consummation of the Offer or the Merger Closing, as applicable, if the Equity Financing is funded at the consummation of the Offer or the Merger Closing, as applicable (provided that Parent and the Offeror are not required to draw down the Equity Financing or consummate the Offer or the Merger Closing, as applicable, if such Debt Financing is not in fact funded in full at the Merger Closing), or (y) the Consent Solicitation Triggering Event has occurred, (v) Parent and the Offeror failed to consummate the Offer in accordance with terms of the Merger Agreement or complete the Merger Closing by the date the Merger Closing is required to have occurred pursuant to the Merger Agreement, (vi) the Company has irrevocably and unconditionally confirmed in writing to Parent that (A) if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Merger Closing will occur (and the Company has not revoked, withdrawn, modified or conditioned such confirmation) and (B) the Company is prepared, willing and able to effect the consummation of the Offer, the Merger Closing and the other Transactions and (vii) Parent and the Offeror fail to consummate the Offer or complete the Closing, as applicable, within three business days after delivery of the Company’s irrevocable and unconditional written confirmation. On August 3, 2021, the Consent Solicitation Triggering Event occurred and the Marketing Period automatically ended on the same date pursuant to the terms of the Merger Agreement, and therefore the conditions to specific performance described in clause (i) and clause (iv) of this paragraph have been satisfied.

Non-Recourse. Pursuant to the Merger Agreement, each party agrees on behalf of itself and its related parties that all Proceedings that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to the Merger Agreement, the Transactions, the Financing or any other documents related thereto or transactions contemplated thereby, may be made only against the persons that are expressly identified as parties to the Merger Agreement and no recourse will be had against any other person and no other person will have any liabilities or obligations in respect thereof, except for claims with respect to the Equity Commitment Letter only that the Company may assert against the Equity Investors solely in accordance with, and pursuant to the terms and conditions of, the Merger Agreement.

The foregoing summary and description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which has been filed as Exhibit (d)(1) to the Schedule TO and which is incorporated herein by reference.

Equity Commitment Letter. The description of the Equity Commitment Letter included in Section 12—“Sources and Amount of Funds” is incorporated into this Section 11 by reference.

The Limited Guarantee. Simultaneously with the execution of the Merger Agreement, Apollo Investment Fund IX, L.P., Apollo Overseas Partners (Delaware 892) IX, L.P., Apollo Overseas Partners (Delaware) IX, L.P., Apollo Overseas Partners IX, L.P, Apollo Overseas Partners (Lux) IX, GP, S.a r.l., Apollo U.S. Real Estate Fund III, L.P., Apollo Real Estate Partners III (Offshore), L.P. and Apollo Real Estate Partners III (TE), L.P. (the “Guarantors”) provided the Company with a limited guarantee (the “Limited Guarantee”) pursuant to which each Guarantor guarantees, severally and not jointly, the payment and performance of Parent’s obligations to the Company with respect to the payment of the Parent Termination Fee, Reimbursement Obligations (as defined in the Limited Guarantee), Enforcement Expenses (as defined in the Limited Guarantee) and damages resulting from fraud or Willful Breach by Parent or the Offeror on or before the Merger Closing under and in accordance with the Merger Agreement (the “Damages Obligation”) (the Damages Obligation, together with the Parent Termination Fee, the Reimbursement Obligations and Enforcement Expenses, the “Guaranteed Obligation”), subject to the Maximum Liability Amount (as defined in the Merger Agreement) and the other terms and conditions of the Limited Guarantee.

The foregoing summary and description of the Limited Guarantee does not purport to be complete and is qualified in its entirety by reference to the full text of the Limited Guarantee, a copy of which has been filed as Exhibit (d)(3) to the Schedule TO and which is incorporated herein by reference.

Tender and Support Agreement. On July 23, 2021, in connection with the execution and delivery of the Merger Agreement, certain stockholders of the Company, including its current directors and executive officers and certain affiliated entities, Tom Redwitz, Joseph Davis and IHP Capital Partners VI, LLC, (collectively, the “Supporting Stockholders”), entered into Tender and Support Agreement with Parent and the Offeror (the “Tender and Support Agreement”). The Supporting Stockholders collectively beneficially owned approximately 30% of the outstanding Shares as of August 4, 2021

Pursuant to the Tender and Support Agreement, the Supporting Stockholders have agreed to tender in the Offer all Shares beneficially owned by such stockholders and not withdraw any such Shares previously tendered. Such directors, executive officers and an affiliated stockholder have agreed to tender into the Offer all Shares beneficially owned by them and not to withdraw any such Shares previously tendered. They have also agreed to vote all Shares beneficially owned by them, among other things, (i) in favor of any proposal recommended by the Company Board that is intended to facilitate the consummation of the Offer or the Transactions, (ii) against any change in the Company Board, (iii) against any Company Acquisition Proposal, including any Superior Company Proposal (or any proposal relating to or intended to facilitate a Company Acquisition Proposal or a Superior Company Proposal) and (iv) against any action, agreement or transaction that is intended or would reasonably be expected to materially impede, interfere with, delay, postpone, frustrate, prevent or adversely affect the consummation of the Offer, the Merger or the other Transactions. The Tender and Support Agreement terminates upon certain events: (i) the valid termination of the Merger Agreement, (ii) the Effective Time, (iii) the date of any modification, waiver or amendment to any provision of the Merger Agreement that is effected without such Supporting Stockholder’s prior written consent and that reduces the amount, or changes the form, or imposes conditions or requirements (which are inconsistent with the Merger Agreement), of the consideration payable to such Supporting Stockholder pursuant to the Merger Agreement as in effect on the date of the Tender and Support Agreement, (iv) solely as to IHP Capital Partners VI, LLC, a Company Change of Board Recommendation or (v) the mutual written consent of such Supporting Stockholder and Parent and the Offeror.

The foregoing summary of the Tender and Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Tender and Support Agreement, which is filed as Exhibit (d)(5) to the Schedule TO incorporated herein by reference.

The Confidentiality Agreement. The Company and Management IX entered into a confidentiality agreement dated as of March 15, 2021 (the “Confidentiality Agreement”). As a condition to being furnished certain confidential information (“Confidential Information”), Management IX agreed that such Confidential Information will be kept by it and its representatives confidential and will be used solely for the purpose of evaluating a possible transaction involving the Company. The Confidentiality Agreement contains customary standstill provisions with a term of 12 months that would automatically terminate before the expiration of such term in certain situations, including the entry by the Company into a final definitive agreement with any person or group that is not an affiliate of the Company providing for (i) any acquisition of at least a majority of the voting securities of the Company or (ii) any tender or exchange offer, merger, or other business combination or any recapitalization, liquidation, dissolution or other extraordinary transaction, pursuant to which such person or group will beneficially own at least a majority of the outstanding voting power of the Company or its successor. The Confidentiality Agreement expires two years after the date of the Confidentiality Agreement.

The foregoing summary and description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, a copy of which has been filed as Exhibit (d)(4) to the Schedule TO and which is incorporated herein by reference.

Debt Commitment Letters. The description of the Debt Commitment Letters included in Section 12—“Sources and Amount of Funds” is incorporated into this Section 11 by reference.

12.    Sources and Amount of Funds

The Offeror estimates that it will need approximately $190 million to purchase Shares in the Offer, to provide funding for the consideration to be paid in the Merger and to pay certain fees and expenses related to the Transactions. Parent has obtained an Equity Commitment Letter from the Equity Investors which provides for up to $190 million in aggregate of equity financing. Parent will contribute or otherwise advance to the Offeror the proceeds of the equity commitments, which will be sufficient to pay the Required Amount. The equity financing commitments are subject to certain conditions. The Offeror intends to fund the purchase of Shares in the Offer, the consideration to be paid in the Merger and certain fees and expenses related to the Transactions solely with the Equity Financing described below.

We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) we were organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger, (b) the Offer is being made for any and all of the issued and outstanding Shares solely for cash, (c) the Offer is not subject to any financing condition, (d) the Offer is being made for any and all of the outstanding Shares of the Company, (e) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares (other than the Cancelled Shares) for cash at the same price per share as the Offer Price in the Merger and (f) we have all of the financial resources, including committed equity financing, sufficient to finance the Offer and the Merger.

Equity Financing.

Parent has received an Equity Commitment Letter, dated July 23, 2021, from the Equity Investors pursuant to which the Equity Investors have committed, severally, and not jointly, subject to the conditions of the Equity Commitment Letter, equity financing (“Equity Financing” and together with the Debt Financing, the “Financing”) up to $190 million in aggregate in equity for the purpose of enabling (a) Parent to cause the Offeror to accept for payment and pay for all Shares tendered pursuant to the Offer at the Acceptance Time (the “Offer Amount”) and (b) Parent to make the payments due pursuant to the Merger Agreement (the “Merger Amount”). With respect to the Offer Amount and the Merger Amount, the conditions to the Equity Investors’ funding obligation under the Equity Commitment Letter include: (1) with respect to the Offer Amount, (A) the execution and delivery of the Merger Agreement by the Company, (B) the satisfaction in full or valid waiver of the Offer Conditions (other than those Offer Conditions that by their nature are to be satisfied at the consummation of the Offer, but subject to the concurrent satisfaction or waiver of such Offer Conditions at the consummation of the Offer), (C) the substantially concurrent acceptance for payment by the Offeror of all Shares validly tendered and not withdrawn pursuant to the Offer, and (D) (i) the prior or simultaneous closing of the Debt Financing (other than with respect to any revolving credit facility thereunder) and the concurrent receipt by Parent and the Offeror of the net cash proceeds thereof on the terms and subject to the conditions of the Debt Commitment Letters or (ii) the occurrence of the Consent Solicitation Triggering Event and (2) with respect to the Merger Amount, (A) the execution and delivery of the Merger Agreement by the Company, (B) the satisfaction in full or valid waiver of the conditions precedent to Parent’s and the Offeror’s obligations set forth in the Merger Agreement (other than those conditions precedent that by their nature are to be satisfied at the Merger Closing, but subject to the concurrent satisfaction or waiver of such conditions precedent at the Merger Closing), (C) the substantially concurrent consummation of the Merger on the terms and subject to the conditions of the Merger Agreement, and (D) (i) the prior or simultaneous closing of the Debt Financing (other than with respect to any revolving credit facility thereunder) and the concurrent receipt by Parent and the Offeror of the net cash proceeds thereof on the terms and subject to the conditions of the Debt Commitment Letters or (ii) the occurrence of the Consent Solicitation Triggering Event. On August 3, 2021, the Consent Solicitation Triggering Event occurred, and the condition to the Equity Investors’ funding obligation described in clause (d) of this paragraph is no longer applicable.

The Equity Investors’ funding obligations under the Equity Commitment Letter will automatically terminate and cease to be of any further force or effect without the need for any further action by an person upon the earliest to occur of: (a) a valid termination of the Merger Agreement in accordance with its terms, (b) the Merger Closing, (c) the payment by the Equity Investors of their Guaranteed Obligation pursuant to the Limited Guarantee, and (d) the assertion, directly or indirectly, by the Company or any of its affiliates, or any of its or their respective representatives, or any other person, directly or indirectly, of any claim against any Equity Investor and certain other related parties, except for (x) claims by the Company against the Equity Investors in respect of the Guaranteed Obligation solely as and to the extent specified in, and on the terms and subject to the conditions of, the Limited Guarantee and (y) claims by the Company to enforce as a third party beneficiary to the Equity Commitment Letter solely in the event that the Company is awarded specific performance (solely as and to the extent specified in, and on the terms and subject to the conditions of, the Equity Commitment Letter), solely to the extent permitted under, and on the terms and subject to the conditions of, the Merger Agreement).

The Company is a third party beneficiary of the Equity Commitment Letter solely in the event that the Company is awarded, in accordance with, and subject to, the terms and conditions of the Merger Agreement, specific performance of Parent’s obligation to cause the Equity Financing to be funded in accordance with the terms and conditions of the Equity Commitment Letter.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(1) to the Schedule TO and which is incorporated herein by reference.

Debt Financing.

In connection with its entry into the Merger Agreement, Parent entered into a debt commitment letter and certain related letters (collectively, the “Debt Commitment Letters”) with certain financial institutions and their affiliates, providing for commitments in respect of (i) a senior unsecured revolving credit facility in an aggregate committed amount of $100.0 million (the “Revolving Credit Facility”) and (ii) a senior unsecured bridge facility in an aggregate committed amount of $285.0 million (the “Bridge Facility” and, together with the Revolving Credit Facility, the “Debt Financing”).

The indenture governing the Notes required the Company, following the occurrence of a “Change of Control Triggering Event” (which, as defined, would include the Merger), offer to purchase the Notes from holders at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of the purchase (a “Change of Control Offer”). Such requirement could be waived by holders of a majority in principal amount of the Notes and, if such waiver were not obtained, the Bridge Facility (or any replacement or take-out financing issued in lieu thereof) would have been used to satisfy any Notes tendered pursuant to the Change of Control Offer. On July 26, 2021, Offeror commenced a consent solicitation seeking consents from holders of the Notes to waive the requirement to conduct a Change of Control Offer. On August 3, 2021, Offeror received sufficient consents from holders of the Notes to waive such requirement and on such date, the Company entered into a supplemental indenture to the Notes indenture effectuating such waiver, which will be operative upon the payment of the consent fee to each consenting holder (which will occur substantially concurrent with the closing of the Merger) (the “Consent Solicitation Triggering Event”). As there will be no Change of Control Offer, the commitments in respect of the Bridge Facility have automatically terminated in accordance with the terms of the Debt Commitment Letters. Subject to the satisfaction or waiver of the other conditions precedent set forth in the Merger Agreement described herein, the effectiveness of the Revolving Credit Facility

(the only other facility contemplated by the Debt Commitment Letters) is neither a condition precedent to the consummation of the Merger nor a condition precedent to the obligations of the Equity Investors’ funding obligations under the Equity Commitment Letter.

13.    Conditions of the Offer

Capitalized terms used in this Section 13—“Conditions of the Offer,” but not defined herein have the respective meanings given to them in the Merger Agreement.

Pursuant to and subject to the Merger Agreement, the Offeror is not required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of the Offeror to pay for or return tendered Shares promptly after termination or withdrawal of the Offer)), pay for any Shares that are validly tendered pursuant to the Offer and not properly withdrawn prior to the Expiration Time, and may extend, terminate or amend the Offer in the event that, as of immediately prior to the Expiration Time (i) the Minimum Condition has not been satisfied; or (ii) any of the following have occurred and continue to exist:

•

the number of Shares validly tendered (and not properly withdrawn in accordance with the terms of the Offer) and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL) prior to the Expiration Time (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h) of the DGCL), together with any Shares then owned by the Offeror, Parent and any of their respective affiliates, representing at least a majority of all then outstanding Shares as of the Expiration Time (the “Minimum Condition”);

•

the absence of any law or order (including any injunction or other judgment) enacted, issued or promulgated by any governmental authority of competent and applicable jurisdiction that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of the Shares by Parent or the Offeror, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or the Offeror, or the Merger;

•

the accuracy of the Company’s representations and warranties contained in the Merger Agreement (subject, in certain cases, to de minimis, materiality and Company Material Adverse Effect (as defined in the Merger Agreement and described in Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents”) qualifiers) (the “Representations Condition”);

•

the Company’s performance or compliance with its agreements, obligations and covenants as required under the Merger Agreement in all material respects and such failure to comply or perform shall not have been cured by the Expiration Time (the “Covenants Condition”);

•

the absence, since the date of the Merger Agreement, of any state of facts, change, condition, occurrence, effect, event, circumstance or development, individually or in the aggregate, that has had or would reasonably be expected to have a Company Material Adverse Effect (the “MAE Condition”);

•

Parent’s receipt of a certificate signed on behalf of the Company by its chief executive officer, certifying that the Representation Condition, the Covenants Condition and the MAE Condition are satisfied as of immediately prior to the Effective Time;

•	the Merger Agreement has not been terminated pursuant to its terms (the “Termination Condition”);

•

the completion of a 15 consecutive calendar day marketing period (subject to certain blackout periods and other limitations described in the Merger Agreement) for the debt financing (the “Marketing Period”) in accordance with the Merger Agreement (which, as noted below, was satisfied as of August 3, 2021); and

•

Parent’s receipt of audited financial statements for the Company and its subsidiaries for the two most recently completed fiscal years ended at least 90 days before the applicable funding date of the Debt Financing and unaudited financial statements for the Company and its subsidiaries for each subsequent fiscal quarter ended at least 45 days before the applicable funding date of the Debt Financing, in each case prepared in accordance with generally accepted accounting principles (which has been satisfied as of the second fiscal quarter).

All of the conditions to the Offer must be satisfied or waived at or prior to the Expiration Time.

The foregoing conditions are for the sole benefit of Parent and the Offeror and, subject to the terms and conditions of the Merger Agreement and applicable law, may be waived by Parent and the Offeror, in whole or in part, at any time and from time to time (other than the Minimum Condition) prior to the Expiration Time. The failure by Parent or the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. On August 3, 2021, the Marketing Period automatically ended pursuant to the terms of the Merger Agreement, and therefore the condition to the Offer related to the Marketing Period described above was satisfied.

14.    Dividends and Distributions

No dividends were paid on the Company’s Common Stock during the years ended December 31, 2020 and 2019 or in 2021.

Under the terms of the Merger Agreement, the Company is not permitted, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), to authorize, declare, set aside, make or pay any dividend or other distribution with respect to the Shares.

15.    Certain Legal Matters; Regulatory Approvals

General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and the Offeror’s review of publicly available filings by the Company with the SEC and other information regarding the Company, Parent and the Offeror are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by the Offeror or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Offeror, or Parent pursuant to the Offer. In addition, except as set forth below, Parent and the Offeror are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Parent’s and the Offeror’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and the Offeror currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions. In such an event, we may not be required to purchase any Shares in the Offer. See Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents—The Merger Agreement—Termination,” Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents—The Merger Agreement—Further Action; Reasonable Best Efforts” and Section 13—“Conditions of the Offer.”

U.S. Antitrust Compliance. At any time before or after the Offeror’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the Transactions by seeking a federal court order enjoining the Transactions or, if Shares have already been acquired, requiring disposition of those Shares, or the divestiture of substantial assets of the Offeror, the Company, or any of their respective subsidiaries or affiliates, or seek other conduct relief. At any time before or after consummation of the Transactions, U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, the Offeror may not be obligated to consummate the Offer or the Merger. See Section 13—“Conditions of the Offer.”

State Takeover Laws. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

In general, Section 203 of the DGCL (“Section 203”) restricts an “interested stockholder” (in general, a person who individually or with or through any of its affiliates or associates, owns 15% or more of a corporation’s outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of a corporation’s outstanding voting stock at any time within the three-year-period immediately prior to the date of the determination as to whether such person is an interested stockholder) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved either the transaction in which the interested stockholder became an interested stockholder or the business combination; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (A) persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time that such person became an interested stockholder, the business combination is (A) approved by the board of directors of the corporation and (B) authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

The Company has opted out of Section 203 and therefore the provisions of Section 203 are inapplicable to the Company. However, the Company’s charter contains provisions that are similar to Section 203. Specifically, the Company’s charter provides that the Company may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the person became an interested stockholder, unless:

•

prior to the time that person became an interested stockholder, the Company Board approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to the time the person became an interested stockholder, the business combination is approved by the Company Board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder, which would include the Merger Agreement and the Transactions. Subject to certain exceptions, an interested stockholder is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the Company’s voting stock.

In accordance with the provisions of the Company’s charter, the Company Board has approved the Merger Agreement and the Transactions, as described in the Schedule 14D-9, and Parent and the Offeror have represented and warranted that neither them nor their respective subsidiaries nor any affiliate or associate thereof are or have been an interested stockholder at any time during the period commencing three years prior to the date of the Merger Agreement. Therefore, the restrictions set forth in the Company’s charter are inapplicable to the Merger and the Transactions.

The foregoing descriptions are not complete and are qualified in their entirety by reference to the provisions of the Company’s charter and Section 203.

A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 13—“Conditions of the Offer.”

16.	Appraisal Rights.

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place pursuant to Section 251(h) of the DGCL stockholders who have not tendered their Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger, comply with the applicable legal requirements under the DGCL and do not withdraw, waive or otherwise lose your right to appraisal under Section 262 of the DGCL, you will be entitled to payment in cash in an amount equal to the “fair value” of your Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. This value may be the same as, or more or less than, the price that the Offeror is offering to pay you in the Offer and the Merger. Moreover, the Surviving Corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the price paid in the Offer and the Merger.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the Surviving Corporation within ten days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262. The Schedule 14D-9 will contain the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL, attached as Annex B to the Schedule 14D-9, carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Shares held immediately prior to the Effective Time, such stockholder must do all of the following:

•

within the later of the consummation of the Offer, which will occur on the date on which the Offeror irrevocably accepts for purchase the Shares validly tendered in the Offer, and twenty days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is August 10, 2021), deliver to the Company at the address indicated in the Schedule 14D-9, a demand in writing for appraisal of such Shares, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal for such Shares;

•	not tender such Shares in the Offer; and

•	continuously hold of record such Shares from the date on which the written demand for appraisal is made through the effective date of the Merger.

The foregoing summary of the rights of the Company’s stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. Failure to timely and properly follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights may result in the loss of those rights. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.

You will not be entitled to appraisal rights unless the Merger is completed. The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your shares but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

17.    Fees and Expenses

The Offeror has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither Parent nor the Offeror will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will upon request be reimbursed by the Offeror, upon request, for customary mailing and handling expenses incurred by them in forwarding the offering material to their clients.

18.    Miscellaneous

The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Offeror.

The Offeror and Parent have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—“Certain Information Concerning the Company—Available Information.”

No person has been authorized to give any information or make any representation on behalf of Parent or the Offeror not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Offeror, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                     Newport Merger Sub, Inc.

August 10, 2021

Schedule A

Directors and Executive Officers of

The Offeror, Parent, Management IX, Apollo NA and Controlling Entities

1.    The Offeror

The Offeror, a Delaware corporation, was formed on July 14, 2021, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. The Offeror is a direct, wholly owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The Offeror has no assets or liabilities other than its contractual rights and obligations related to the Merger Agreement. The principal office address of the Offeror for purposes of this Offer to Purchase is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

Directors and Executive Officers of the Offeror

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Offeror are set forth below.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Peter Sinensky, President	c/o Apollo Global Management, Inc. 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Sinensky joined Apollo in 2011 in Private Equity. Prior to joining Apollo, Mr. Sinensky was a member of the Mergers and Acquisitions group at J.P. Morgan. Mr. Sinensky currently serves on the board of directors of OneMain Holdings, Vacuumshmelze GmbH and Lumileds and formerly served on the board of VECTRA Co. Mr. Sinensky graduated from the Kelley School of Business at Indiana University with a B.S. in Finance and Accounting.

James Elworth, Vice President	c/o Apollo Global Management, Inc. 9 West 57th Street, 43rd Floor, New York, NY 10019 United States citizen	Mr. Elworth is the Deputy General Counsel of Private Equity of Apollo Management, L.P. Mr. Elworth joined Apollo in 2015 as the Deputy General Counsel for Credit. Prior to that time, Mr. Elworth was associated with the law firms Davis Polk & Wardwell (2007 to 2015) and Shearman & Sterling (2003 to 2007). Mr. Elworth graduated from the University of Michigan in 1998 with a B.A. and received his M.A. from Yale University in 1999. He received his J.D. from Harvard Law School in 2003.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History

Laurie D. Medley, Vice President	c/o Apollo Global Management, Inc. 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Ms. Medley is the General Counsel of Private Equity of Apollo having joined in 2006. Prior to that time, Ms. Medley was associated with the law firms of O’Sullivan, LLP from 2001 to 2002, O’Melveny & Myers LLP from 2002 to 2006 and Akin Gump Strauss Hauer & Feld LLP during 2006. Ms. Medley serves on the board of directors of Taos Ski Valley. Ms. Medley graduated cum laude from the University of Mississippi with a BA in Education and summa cum laude with a JD from Vermont Law School.

Katherine G. Newman, Vice President	c/o Apollo Global Management, Inc. 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Ms. Newman is Senior Tax Counsel at Apollo Global Management, Inc. specializing in tax matters with respect to Apollo’s funds, their investors and their investments worldwide. She also advises the firm on its public holding structure. Prior to joining Apollo in 2010, Ms. Newman practiced at the law firm of Akin Gump Strauss Hauer & Feld LLP. Outside of her role as a tax advisor, Ms. Newman serves on various leadership committees including the steering committee for the Apollo Women Empower (AWE) initiative. Ms. Newman also serves on the board of directors for Apollo Commercial Real Estate Finance, Inc. In the non-profit space, Ms. Newman serves on the board of directors for Women’s Justice Initiative, an organization focused on education, access to legal services and gender-based violence prevention and for Chances for Children New York, a non-profit which provides clinical intervention services for families with young children. Ms. Newman graduated magna cum laude from Harvard University with an A.B. in Social Studies, and holds a J.D. from Georgetown University Law Center.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History

Tracy Vo, Secretary	c/o Apollo Global Management, Inc. 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Ms. Vo is a Principal at Apollo Global Management, Inc. Ms. Vo joined Apollo in 2019 in Private Equity and is responsible for the evaluation and execution of investments across multiple industries. Prior to that time, Ms. Vo was a Vice President in the Private Equity group at Cerberus Capital Management from August 2014 to April 2019. Prior to that, Ms. Vo was an Analyst in the Financial Sponsors group at Credit Suisse from July 2012 to July 2014. Ms. Vo also serves on the Board of Directors for Shutterfly and Intrado Corporation. Ms. Vo graduated magna cum laude from Harvard University with a BA in Economics.

2.    Parent

Parent, a Delaware corporation, was formed on July 7, 2021, solely for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. Parent has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Parent is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

3.    Management IX

Management IX is a Delaware limited partnership that serves as the investment manager of Apollo Investment Fund IX, L.P. and other Apollo investment funds. The general partner of Management IX is AIF IX Management, LLC (“AIF IX LLC”). Apollo Management, L.P. (“Apollo LP”) is the sole member and manager of AIF IX LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo LP. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP,” and together with Management IX, AIF IX LLC, Apollo LP, Management GP, Apollo NA, Global RE Management (as defined below), Global RE Management GP (as defined below) and Management Holdings, the “Apollo Management Entities”) is the general partner of Management Holdings. Joshua Harris, Marc Rowan, Scott Kleinman and James Zelter are the managers of Management Holdings GP. The principal office address of each of the Apollo Management Entities is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

The principal business of Management IX is managing certain of the Equity Investors and other Apollo investment funds. The principal business of AIF IX LLC is serving as the general partner of Management IX. The principal business of Apollo LP is serving as the sole member and manager of AIF IX LP. The principal business of Management GP is serving as the general partner of Apollo LP. The principal business of Management Holdings is serving as the sole member and manager of Management GP. The principal business of Management Holdings GP is serving as the general partner of Management Holdings.

4.    Apollo NA

Apollo NA is a Delaware limited liability company that serves as the investment manager of Apollo U.S. Real Estate Fund III, L.P and other Apollo investment funds. The sole member of Apollo NA is Apollo Global Real Estate Management, L.P. (“Global RE Management”). Apollo Global Real Estate Management GP, LLC. (“Global RE Management GP”) is the general partner of Global RE Management. Management Holdings is the sole member and manager of Global RE Management GP. Management Holdings GP is the general partner of Management Holdings. Joshua Harris, Scott Kleinman, Marc Rowan and James Zelter are the managers of Management Holdings GP. The principal office address of each of the Apollo Management Entities is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

The principal business of Apollo NA is managing certain of the Equity Investors and other Apollo investment funds. The principal business of Global RE Management is serving as the sole member of Apollo NA and other Apollo investment funds. The principal business of Global RE Management GP is serving as the general partner of Global RE Management. The principal business of Management Holdings is serving as the sole member and manager of Global RE Management GP. The principal business of Management Holdings GP is serving as the general partner of Management Holdings.

Managers and Principal Executive Officers of Management Holdings GP

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the managers and principal executive officers of Management Holdings GP are set forth below.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Joshua Harris, Manager and Principal Executive Officer	c/o Apollo Global Management, Inc. 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Joshua Harris is a Co-Founder of Apollo, a member of the board of directors of Apollo Global Management, Inc. and a member of the executive committee of Apollo Global Management, Inc. Prior to 1990, Mr. Harris was a member of the Mergers and Acquisitions group of Drexel Burnham Lambert Incorporated. Mr. Harris is also the Founder and Managing General Partner of Harris Blitzer Sports & Entertainment (HBSE), a company created to accelerate community growth and explore strategic investment opportunities in sports, entertainment and media. Within the HBSE portfolio, Mr. Harris is the Managing Partner of the Philadelphia 76ers and the New Jersey Devils. In addition, Mr. Harris is the Founder of Harris Philanthropies, which he and his wife created in 2014 to advocate for youth and community development through equitable and inclusive investing in sports, enhanced wellness and education. Mr. Harris serves on the Boards of Mount Sinai Medical Center, Harvard Business School, the Wharton School at the University of Pennsylvania, the NBA and the NHL. He holds an MBA from Harvard Business School, where he was named a Baker Loeb Scholar, and graduated summa cum laude from the University of Pennsylvania’s Wharton School of Business with a B.S. in Economics.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History

Marc J. Rowan, Manager and Principal Executive Officer	c/o Apollo Global Management, Inc. 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Marc Rowan is the Chief Executive Officer of Apollo Global Management, Inc., a member of the board of directors of Apollo Global Management, Inc. and a member of the executive committee of Apollo Global Management, Inc. Mr. Rowan co-founded Apollo in 1990. Prior to 1990, Mr. Rowan was a member of the Mergers & Acquisitions Group of Drexel Burnham Lambert Incorporated, with responsibilities in high yield financing, transaction idea generation and merger structure negotiation. Mr. Rowan currently serves on the boards of directors of, inter alia, AHL and Athora Holding. He has previously served on the boards of directors of, inter alia, the general partner of AAA, AMC Entertainment, Inc., Cablecom GmbH, Caesars Acquisition Co., Caesars Entertainment Corporation, Caesars Entertainment Operating Co., Culligan Water Technologies, Inc., Countrywide Holdings Limited, Furniture Brands International Inc., Mobile Satellite Ventures, LLC, National Cinemedia, Inc., National Financial Partners, Inc., New World Communications, Inc., the New York City Police Foundation, Norwegian Cruise Lines, Quality Distribution, Inc., Samsonite Corporation, SkyTerra Communications Inc., Unity Media SCA, VA Capital Company LLC, Vail Resorts, Inc. and Wyndham International, Inc.

Mr. Rowan is also active in charitable activities. He is a founding member and Chairman of the Youth Renewal Fund, is Chair of the Board of Overseers of The Wharton School of Business and is a member of the Board of Trustees of the University of Pennsylvania. Mr. Rowan also serves on the boards of directors of, inter alia, OpenDor Media, Tapd, Inc., Penthera Partners, Inc., and The SpringHill Company. Mr. Rowan graduated summa cum laude from the University of Pennsylvania’s Wharton School of Business with a B.S. and an M.B.A. in Finance.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Scott Kleinman, Manager and Principal Executive Officer	c/o Apollo Global Management, Inc. 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Kleinman is Co-President of Apollo Global Management, Inc., sharing responsibility for all of Apollo’s revenue-generating and investing business across its integrated alternative investment platform. Mr. Kleinman, who focuses on Apollo’s equity and opportunistic businesses, joined Apollo in 1996, and in 2009 he was named Lead Partner for Private Equity. Prior to joining Apollo, Mr. Kleinman was a member of the Investment Banking division at Smith Barney Inc. Mr. Kleinman serves on the board of directors of Athene Holding Ltd. In 2014, Mr. Kleinman founded the Kleinman Center for Energy Policy at the University of Pennsylvania. He is a member of the Board of Overseers at the University of Pennsylvania Stuart Weitzman School of Design. Mr. Kleinman received a BA and BS from the University of Pennsylvania and the Wharton School of Business, respectively, graduating magna cum laude, Phi Beta Kappa.

James Zelter, Manager and Principal Executive Officer	c/o Apollo Global Management, Inc. 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen

Jim Zelter is Co-President of Apollo Global Management, Inc., co-leading Apollo’s day-to-day operations including all of Apollo’s revenue-generating businesses and enterprise solutions across its integrated alternative investment platform. Mr. Zelter serves on the Credit Investment Committee as Chief Investment Officer and on Apollo’s Management and Executive Committees.

Since joining Apollo in 2006, Mr. Zelter has led the broad expansion of Apollo’s credit platform, overseeing growth from $100 million to approximately $350 billion in assets under management. Prior to joining Apollo, Mr. Zelter was with Citigroup Inc. and its predecessor companies where he had a variety of roles including Chief Investment Officer of Citigroup Alternative Investments, after leading the firm’s global high-yield and leveraged-finance franchise. Before joining Citigroup, Mr. Zelter was a high-yield trader at Goldman Sachs. He graduated with a degree in economics from Duke University.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History

Mr. Zelter serves as a board member of Apollo Global Management, Inc., DUMAC, the investment management company that oversees the Duke University endowment and Duke Foundation, Toigo, an organization focused on building stronger, more diverse organizations through the inclusion and advancement of under-represented talent, the Partnership for New York City, a non-profit organization that helps solve public challenges, create jobs and strengthen neighborhoods throughout the five boroughs, and the Bridge Golf Foundation, which is committed to using the game of golf to improve life outcomes for young men of color in Harlem, New York.

The Depositary and Paying Agent for the Offer is:

If delivering by hand, express mail, courier, or other expedited service:	If delivering by mail:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

The Information Agent for the Offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

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